CONFORMED COPY

NST Pulplog Supply Agreement

Fletcher Challenge Forests Industries Limited

Purchaser

and

Kiwi Forests Group Limited

Supplier

Date 18 December 2003

Contents

CONFORMED COPY

This **Agreement** is made on 18 December 2003

between	(1)	**Fletcher Challenge Forests Industries Limited (Purchaser)**
and	(2)	**Kiwi Forests Group Limited (Supplier)**

Introduction

A. Pursuant to a sale and purchase agreement between the Purchaser, Fletcher Challenge Forests (Manufacturing) Limited, the Supplier, Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited dated on or about the date of this Agreement (the **Sale and Purchase Agreement**), the Purchaser agreed to sell, and the Supplier has agreed to purchase, amongst other things, the Kiwi Estates.

B. The Supplier has agreed to sell to the Purchaser, and the Purchaser will purchase from the Supplier, the Product upon the terms set out in this Agreement.

C. Depending on whether certain conditions in the Sale and Purchase Agreement are fulfilled, the Supplier may or may not purchase the Tarawera Forestry Right on the Principal Completion Date (or on such later date as determined under the Sale and Purchase Agreement).

D. On approximately the same date in this Agreement, the Purchaser is entering into similar agreements for the supply of Products to the Purchaser with Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited (**Ancillary NST Pulplog Supply Agreements**).

It is agreed

1. Interpretation

In this Agreement, unless the context indicates otherwise:

1.1 Definitions

Ancillary NST Pulplog Supply Agreements shall have the meaning as ascribed to it in paragraph D of the Introduction to this Agreement;

Available Volume has the meaning as ascribed to that term in clause 4.3;

Availability Schedule has the meaning as ascribed to that term in clause 4.6;

Business Day means any day (other than a Saturday or a Sunday) on which registered banks in New Zealand are open for business;

Central North Island means the Central North Island defined in Schedule 3;

Commencement Date means the Principal Completion Date;

Committed Period means a 25 year period from the Commencement Date;

Committed Volume has the meaning ascribed to that term in clause 4.3;

Consumer Prices Index means the quarterly Consumer Prices Index (All groups) published by Statistics New Zealand (or such other nationally accepted index of the change in the real value of money as may be agreed between the Supplier and the Purchaser) or, if such index is no longer published, such other index as mostly closely replaces the same that is acceptable to both the Supplier and the Purchaser;

Contract Year means:

(a) consecutive 12 Month periods from 1 April to 31 March during the Committed Period; and

(b) in respect of the first Contract Year, the period from the Commencement Date to the next ensuing 31 March; and

(c) if this Agreement is terminated for any reason prior to the expiry of the Committed Period, in respect of the Contract Year in which the Agreement is terminated, the period from the most recent 1 April until the date of termination;

Counterparty means the counterparty for the time being to the Principal Agreement, which at the date of this Agreement is Norske Skog Tasman Limited;

Expert shall have the meaning as ascribed to it in clause 8.1;

Forestry Block means the land forming part of a Forestry Block (as defined in the Sale and Purchase Agreement) which is included in the Kiwi Estates;

GST means goods and services tax payable under the Goods and Services Tax Act 1985 and/or any other value added tax on goods and/or services in respect of any supply made under this Agreement;

Kiwi Estates means the forests listed in Schedule 1 provided that if the Supplier does not complete the Tarawera Purchase in accordance with the Sale and Purchase Agreement shall exclude the Tarawera Forestry Right;

Management Fee shall have the meaning as ascribed to it in clause 7.2;

Month means a calendar month;

Non-transferring Forestry Block has the meaning as ascribed to it in clause 4.5;

Principal Agreement means the agreement between the Purchaser and Norske Skog Tasman Limited dated 5 October 1999 (as varied by the Variation Agreement) and set out in full in Schedule 2 to this Agreement;

Principal Completion Date shall have the meaning as ascribed to it in the Sale and Purchase Agreement;

Product means Pulplogs (which shall have the meaning ascribed to it in the Principal Agreement), arisings and thinnings;

Put Volume shall have the meaning ascribed to that term in clause 4.3(c)(i);

ROF Volume shall have the meaning as ascribed to that term in clause 4.3(a);

Related Company has the meaning given to that term in section 2(3) of the Companies Act 1993;

Quarter means a consecutive period of three Months commencing on the first day of January, April, July or October during each year of the term of this Agreement, and if required due to the Commencement Date or early termination of this Agreement being a date other than the start or end of a Quarter, means the shorter period so created;

Remaining FCF Forestry Blocks has the meaning as ascribed to that term in clause 4.6;

Sale and Purchase Agreement shall have the meaning as ascribed to it in paragraph A of the Introduction to this Agreement;

Supply Source means the Kiwi Estates;

Tarawera Agreement means the Tarawera Sales Agreement dated 19 June 1968 between Tarawera Forests Limited and Norske Skog Tasman Limited (and references to this agreement shall include references to such agreement as varied or modified, including any separation of that agreement into two or more separate agreements, in each case with the prior approval of the Supplier);

Tarawera Forestry Right means a forestry right over the Tarawera forest (as described therein)which commences on the Principal Completion Date (or on such later date as determined under the Sale and Purchase Agreement or under the terms of the forestry right), to be granted by Tarawera Forests Limited to the Supplier in a form to be agreed between Tarawera Forests Limited and the Supplier after the date of this Agreement on the basis of the terms sheet attached to the Sale and Purchase Agreement;

Tarawera Minimum Volume means a volume of Pulplogs for each Contract Year during the Committed Period that is determined in accordance with Schedule 4;

Tarawera Purchase means the purchase by the Supplier of the Tarawera Forestry Right in accordance with the terms and conditions of the Sale and Purchase Agreement;

TEAL Arrangements means the Wood Supply Agreements dated 27 March 2003 between the Purchaser and each of UBS Mangakahia Forest Venture Limited and CNI Timber Operating Company Limited;

Total Volume means, in any Year, the aggregate volume of Product which the Purchaser is obliged to supply to the Counterparty under the Principal Agreement in that Year and to the Counterparty under the Tarawera Agreement, which shall not exceed 300,000 m^3;

Variation Agreement means the agreement between the Purchaser, Fletcher Challenge Forests (Manufacturing) Limited and Norske Skog Tasman Limited dated 19 December 2000 varying the Principal Agreement;

Whakatane Agreement means the supply agreement between the Purchaser and Carter Holt Harvey Limited dated 1 July 1988;

Wood Council shall have the meaning as described to it in clause 7.1;

Year means 12 Month periods from 1 April to 31 March after the expiry of the Committed Period and where this Agreement terminates during any such 12 Month period after the expiry of the Committed Period, means the period from the most recent 1 April until the date of termination.

1.2 General references

In this Agreement, unless the context otherwise requires:

(a) **Clause, schedule, annexure:**

a reference to a clause, schedule or annexure is a reference to a clause of, schedule to, or annexure to this Agreement;

(b) **Varied document:**

a reference to this Agreement or another instrument includes any variation, novation or replacement of either of them;

(c) **Statutes:**

a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this Agreement);

(d) **Singular includes plural:**

the singular includes the plural and vice versa;

(e) **Person includes groups:**

the word person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;

(f) **Person includes successors:**

a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns; and

1.3 Pro Rata Quantities

Where under this Agreement any quantity or obligation is specified in relation to a Contract Year or a Year (as the case may be) or refers to a Contract Year or a Year (as the case may be), then where the Contract Year or Year, in accordance with the definition of that term, is less than a twelve month period or this Agreement is terminated prior to the end of the relevant Contract Year or Year (as the case may be), such quantity or obligation shall be calculated by reference to a pro rata portion of a full Contract Year or full Year, as the case may be.

1.4 Headings

Ignore headings in construing this Agreement.

2. Sale and purchase of Product

2.1 The obligation of the parties under this Agreement are conditional in all respects (as a condition precedent) on the completion under the Sale and Purchase Agreement occurring.

2.2 Except as provided in this Agreement, the Supplier agrees to sell from the Commencement Date, and the Purchaser agrees to purchase from that date, the Product on the terms contained in this Agreement. For that purpose clauses 1.3 (as if a reference to "Annual Pulpwood Volume" was a reference to the Total Volume), 1.5A (except paragraph (a) and ignoring the volume obligation), 1.5B, 1.8, 2A, 2B, 2C, 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 and 3.13 of the Principal Agreement and clause 2.10, 2.12 and Schedule 2 of the Variation Agreement, shall be deemed to be incorporated into this Agreement (with all

necessary modifications) and references to "FCF" or "TFL" therein shall be deemed to be references to the Supplier and references to "TPP" or "NST" shall be deemed to be references to the Purchaser.

2.3 The Product shall be supplied from the Supply Source or from such other source as may be selected by the Supplier. The parties record their intention that to the extent permitted by the Principal Agreement, delivery of Product shall be undertaken on an even basis in each year subject to normal seasonal fluctuations.

2.4 Risk in Product shall pass on delivery to the Counterparty in the manner required under the Principal Agreement, and title shall pass on payment hereunder.

3. Variation of Principal Agreement

The Purchaser shall not make any agreement (including pursuant to the exercise of any discretion) pursuant to, or grant any waiver in respect of, any provision of the Principal Agreement (including in respect of a change in supply volume, a change in specifications, any agreement as to price or pricing, any forecasting, or the harvesting and delivery timetable for Product), or agree to any amendment to the Principal Agreement, except with the prior written consent of the Supplier (not to be unreasonably withheld or delayed). If any such agreement, waiver or amendment is made other than in compliance with this clause, then it shall not be binding on the Supplier.

4. Volume

4.1

(a) During the Committed Period the volume of the Product to be supplied by the Supplier to the Purchaser under this Agreement in any Contract Year shall be the Total Volume for that Contract Year, minus:

(i) where the Supplier completes the Tarawera Purchase, the volume of Product supplied to the Counterparty under the Tarawera Agreement in respect of that Contract Year and where the Supplier does not complete the Tarawera Purchase the greater of:

(A) the volume of Product supplied to the Counterparty under the Tarawera Agreement in respect of that Contract Year; and

(B) the Tarawera Minimum Volume for that Contract Year;

(ii) the volume of Product required to be supplied under the Ancillary NST Pulplog Supply Agreements in that Contract Year,

provided that the Purchaser will not agree the Total Volume with the Counterparty without the prior written consent of the Supplier (which shall not be unreasonably withheld or delayed). If the Supplier does not complete the Tarawera Purchase, the Purchaser shall provide the Supplier with forecasting on the volume of Product to be supplied under the Tarawera Agreement on the same terms as set out in clause 2.8 of the Variation Agreement.

(b) Where the Supplier does not complete the Tarawera Purchase the Purchaser agrees that in any Contract Year it will not reduce the volume of Product it will purchase from the Supplier as a result of Tarawera Forests Limited supplying a greater volume of the Product under the Tarawera Agreement than scheduled in the relevant supply plan (as such supply plan may be varied in accordance with the terms of the Principal Agreement) for the relevant Contract Year as agreed with the Counterparty pursuant to clause 2A of the Principal Agreement.

4.2 (a) The Purchaser will not less than 20 Business Days prior to the commencement of each Quarter notify the Supplier of any volume of Product the Purchaser has for sale resulting from the TEAL Arrangements in addition to volumes required to meet its contractual obligations. The Supplier will notify the Purchaser in writing not less than 5 Business Days prior to the commencement of the relevant Quarter of such percentage of the Product specified in the Purchaser's notice as the Supplier wishes to purchase at the same price as the price of Product under this Agreement.

(b) If the aggregate volume of Product under the purchase requests the Purchaser receives under clause 4.2(a) of this Agreement and under the corresponding provisions of the Ancillary NST Pulplog Supply Agreements exceeds the total Product offered in the Purchaser's notice, then the volume of Product from the TEAL Arrangements to be sold by the Purchaser to the Supplier under this Agreement and to the suppliers under the Ancillary NST Pulplog Agreements shall be reduced pro-rata to the volumes notified to the Purchaser in the respective purchase requests.

(c) To the extent the Supplier does not give notice to the Purchaser under this clause 4.2, the Purchaser shall be entitled to dispose of such volume of Product it has for sale from the TEAL Arrangements as it sees fit.

(d) The Supplier shall be entitled to use Product purchased from the Purchaser under this clause 4.2 only to supply to the Purchaser under this Agreement.

4.3 After the expiry of the Committed Period during each Year while this Agreement remains in force, the volume of the Product, if any, to be supplied from the Supplier to the Purchaser shall be determined as follows:

(a) Subject to the proviso to clauses 4.3(c)(iii)and 4.3(d)(i), the Purchaser shall be entitled to a right of first refusal over all Product up to a maximum of the Total Volume from the Supply Source less any amount of the Total Volume which is scheduled to be supplied to the Counterparty under the Tarawera Agreement during each Year (**ROF Volume**).

(b) Subject to the proviso to clauses 4.3(c)(iii) and to clause 4.3(d)(ii), the Supplier shall have the right to put to the Purchaser all Product from the Supply Source, up to a maximum of the ROF Volume during each Year while this Agreement remains in force after the expiry of the Committed Period.

(c) The right of first refusal and the put right shall apply as follows:

(i) not later than 60 days prior to the beginning of each Year, the Supplier shall notify the Purchaser in writing of its good faith estimate of the volumes of Product that it anticipates will be available for sale during the following Year up to a maximum of the ROF Volume (**Available Volume**) and, if it wishes to exercise its put right under clause 4.3(b), the amount of the Available Volume that it will require the Purchaser to purchase pursuant to its put right under clause 4.3(b) (**Put Volume**) at a market price for such Products to be agreed in accordance with clause 4.4;

(ii) not later than 45 days prior to the beginning of the relevant Year, the Purchaser shall, if it wishes, notify the Supplier in writing the amount of the Available Volume it will purchase under its right of first refusal being:

(A) where the Supplier has not exercised its put right, the portion of the Available Volume the Purchaser wishes to purchase; and

(B) where the Supplier has exercised its put right, any portion of the Available Volume the Purchaser wishes to purchase in excess of the Put Volume;

(the **Committed Volume**) at a market price of the Products to be agreed in accordance with clause 4.4;

(iii) if sufficient Product is actually harvested from the Supply Source during the relevant Year, the Supplier shall supply, and the Purchaser shall purchase, the amount of Committed Volume in accordance with the Purchaser's notification under clause 4.3(c)(ii) (or, if less than the Committed Volume is harvested, all the Product harvested) and/or the amount of Put Volume notified under clause 4.3(c)(i) (or, if less than the Put Volume is harvested, all the Product harvested), provided that the total volume of Product actually sold and purchased under this clause 4.3 and under the Ancillary NST Pulplog Supply Agreements shall not exceed, in any Year, the ROF Volume; and

(d) (i) If in any Year the aggregate of the portion of the Available Volume the Purchaser elects to purchase under clause 4.3(a) and the portion of the available volume the Purchaser elects to purchase under its corresponding rights under the Ancillary NST Pulplog Supply Agreements exceeds the ROF Volume, then the portion of the Available Volume under this Agreement which the Purchaser can purchase and the portion of available volume under the Ancillary NST Pulplog Supply Agreements shall be reduced pro rata to the respective volumes the Purchaser has elected to purchase from the Supplier and each of the other suppliers under the Ancillary NST Pulplog Supply Agreements.

(ii) If in any Year the aggregate of the Put Volume put to the Purchaser under this Agreement and the put volume put to the Purchaser under the Ancillary NST Pulplog Supply Agreements exceeds the ROF Volume, then the Put Volume under this Agreement and the put volumes under the Ancillary NST Pulplog Supply Agreements shall be reduced pro rata to the respective volumes put under the respective put rights.

(e) The Supplier and the Purchaser acknowledge that the Purchaser has the benefit and burden of a clause similar to this clause 4.3 in the Ancillary NST Pulplog Supply Agreements, and agrees to exercises its rights under each such clause equitably among the suppliers under this Agreement and those agreements.

(f) There shall be no obligation on the Supplier to offer a minimum volume of the Products by way of Available Volume in any Year and, subject to clause 4.3(c)(iii), no obligation on the Purchaser to purchase a minimum volume of Product by way of Available Volume in any Year.

(g) The Purchaser shall only be entitled to use Product purchased under this clause 4.3 to supply the Counterparty under the Principal Agreement and the Supplier may refuse to supply any Product to be used for any other purpose.

4.4 The market price of the proportion of the Available Volume to be purchased by the Purchaser pursuant to clause 4.3(b) will be agreed Quarterly. Not later than 20 Business Days prior to the commencement of each Quarter, the Supplier shall advise the Purchaser of its price for Product for the following Quarter. If the Purchaser accepts that price, then all sales and purchases under the first right of refusal and put right in that Quarter shall be undertaken at that price. If the Purchaser does not accept that price, then the parties shall enter into negotiations to endeavour to agree the price (in dollars per tonne). Upon agreement of the price, the price will be fixed for that Quarter. In negotiating the price the parties shall act in good faith and must have regard to the volume of Product being dealt with and the open market prices in the Central North Island for pulplogs. Where the parties are unable to agree on the prices for any Quarter by the commencement date of that Quarter, the first right of refusal and put right shall cease for that Quarter.

4.5 From the Commencement Date, any Forestry Block that is not transferred by the Purchaser to the Supplier under the Sale and Purchase Agreement on the Principal Completion Date (a

Non-transferring Forestry Block) shall be managed under clause 4.9 of the Sale and Purchase Agreement, pursuant to which the Non-transferring Forestry Blocks shall be managed on behalf of the Purchaser for up to 7 Months from the Principal Completion Date. The parties agree that during this period of a maximum 7 Months, the Supplier shall have the right to provide Product to the Purchaser from the Non-transferring Forestry Blocks and such provision of Product shall be deemed to contribute towards the volume of Product the Supplier is obliged to supply in the applicable Contract Year, but such Product shall not be supplied by the Supplier or purchased by the Purchaser under this Agreement and accordingly the terms of this Agreement shall not apply to such Product except that such Product shall comply with the specifications in Schedule 2 of the Variation Agreement.

4.6 At the expiry of the period of a maximum of 7 Months referred to in clause 4.5, the parties shall review the Non-transferring Forestry Blocks which have not been transferred to the Supplier as at that date (**Remaining FCF Forestry Blocks**) and will carry out an assessment of the effect that the Remaining FCF Forestry Blocks will have on the volume of Product to be harvested from the Supply Source during each Contract Year during the Committed Period as determined by the parties from a forecast woodflow availability schedule for the Committed Period agreed between the parties or, failing agreement within 10 Business Days of the parties first attempting to do so, determined by the Expert referred to in clause 8 of this Agreement (such schedule as agreed or determined, the **Availability Schedule**). In relation to each Contract Year, if the volume of Product to be harvested from the Remaining FCF Forestry Blocks:

(a) does not exceed 5% by volume in tonnes of the annual harvest volume of Product for a Contract Year in each case determined in accordance with the Availability Schedule, then no adjustment shall be made to the volume of Product the Supplier is obliged to supply for that Contract Year; and

(b) does exceed 5% by volume in tonnes of the annual harvest volume of Product for a Contract Year in each case determined in accordance with the Availability Schedule, then the volume of Product the Supplier is obliged to supply in the applicable Contract Year shall be reduced for each relevant Contract Year by the volume of Product to be harvested from those Remaining FCF Forestry Blocks during that Contract Year as determined from the Availability Schedule.

4.7 All scaling and weighing of Product supplied by the Supplier to the Purchaser under this Agreement shall be carried out by the Purchaser in accordance with usual industry standards.

5. Shortfall of Product

For the avoidance of doubt, in the event that the Supplier is unable to supply the volume of Product required in any month under this Agreement from the Supply Source, the Supplier may, at its option, purchase Product from an alternative source to make up the shortfall. Should the Supplier fail to provide Product from an alternative source, the Purchaser may, at its option, purchase Product from an alternative supplier to make up the shortfall. The Supplier shall compensate the Purchaser for any loss arising as a result of a delivery shortfall in accordance with, and to the extent required, by the Purchaser's, statutory and common law rights.

6. Term

6.1 This Agreement shall commence on the Commencement Date and shall continue until the termination for any reason of the Principal Agreement.

6.2 The Supplier may terminate this Agreement if the Purchaser fails to pay any amount payable to the Supplier by the due date, and such payment is not received within 20 Business Days

of written notice from the Supplier requiring payment provided this clause 6.2 shall not apply to any amount which is the subject of a bona fide dispute between the parties.

6.3 Notwithstanding the foregoing, clauses 4.1, 4.2, 4.5, 4.6, 5 and 7 shall terminate on the last day of the Committed Period and thereafter be of no further force or effect.

7. Wood Council and Management of Agreements

7.1

(a) Prior to the Commencement Date, each of the parties shall appoint a representative to a committee to comprise of four persons being the representatives of each of the parties and representatives of each of Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited (**the Wood Council**);

(b) The Wood Council shall meet each Quarter to discuss in good faith and ensure effective co-ordination, administration and management of this Agreement, the Ancillary NST Pulplog Supply Agreements and the Purchaser's ongoing obligations under the Principal Agreement.

(c) The Purchaser shall ensure that each of the Ancillary NST Pulplog Supply Agreements throughout their respective terms contain a provision similar to this clause 7.1 requiring Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited to have their respective representatives participate in the Wood Council.

7.2 The Supplier shall pay the Purchaser a management fee (the **Management Fee**) in each year during the Committed Period for co-ordinating and managing this Agreement and the Purchaser's ongoing obligations under the Principal Agreement. The Management Fee will be payable Quarterly in arrears with the first payment being at the end of the first complete Quarter after the Commencement Date. The Purchaser will issue an invoice to the Supplier for each Quarterly Management Fee payment within five Business Days after the end of each Quarter. Each invoice will be payable in full by the Supplier on or prior to the 20th day of the Month following the Quarter to which the invoice relates.

7.3 The Management Fee in respect of the first Contract Year shall be:

(a) $21,667 plus GST if the Supplier does not complete the Tarawera Purchase;

(b) $10,833 plus GST if the Supplier completes the Tarawera Purchase,

and thereafter the applicable Management Fee shall be increased with effect from each anniversary of the Commencement Date by a percentage equal to any positive percentage change in the Consumer Prices Index for the 12 months ending on the last day of the September immediately preceding such anniversary. If the change in the Consumer Prices Index over the relevant 12 month period is zero or negative there shall be no change in the Management Fee from that applying during the previous year.

8. Expert

8.1 For the purposes of clause 4.6 and Schedule 4, the dispute resolution provisions of the Principal Agreement shall not apply and the following provisions shall apply in lieu thereof:

(a) the parties shall, by agreement, appoint an independent expert for the purposes of resolving the dispute (the **Expert**). If the parties are unable to agree upon the Expert to be appointed at any time within 10 Business Days of first attempting to do so, the

Expert shall be appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry.

(b) the Expert shall be asked to provide his determination as soon as possible;

(c) any determination by the Expert shall be final and binding on the parties;

(d) the Expert's costs shall be borne equally by the parties.

8.2 For any dispute other than a dispute under clause 4.6 or Schedule 4, the dispute resolution provisions of the Principal Agreement apply.

9. Assignment

The provisions of this clause shall apply in respect of assignments:

(a) Either party may assign its rights or transfer its obligations under this Agreement to any other person or entity with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Any change in the legal or beneficial ownership or the effective management or control of a party (which shall not in relation to the Purchaser include a change of control resulting from any change of control of Fletcher Challenge Forests Limited whilst it is listed on any applicable stock exchange) shall be deemed to be an assignment requiring the other party's prior written consent.

(b) The Supplier may novate all or any of its rights and obligations under this Agreement to one or more third parties with the prior written consent of the Purchaser, which may not be unreasonably withheld or delayed, provided that the Purchaser may take into account the number of novatees and the ability of those novatees to jointly meet the obligations of the Supplier under this Agreement and if, in the Purchaser's reasonable opinion, such novation would cause material economic harm to the Purchaser, the Purchaser may withhold its consent. If the Supplier sells all, or a material part, of its interest in the Supply Source, the Purchaser may require the Supplier to novate and transfer its rights and obligations under this Agreement to the new owner(s) of these interests by procuring the new owner to enter into a deed of covenant with the Purchaser, the form of which is to be approved by the Purchaser (acting reasonably and promptly), agreeing to be bound by the terms of this Agreement. A sale of an interest in the Supply Source which will or which could reasonably be expected to affect the ability of the Supplier to meet its supply commitments under this Agreement shall be deemed to be a sale of a material part of the Supply Source for the purposes of this clause 9(b).

(c) Where parts of the Supply Source have been sold to new owner(s) (and such new owners have been novated rights and obligations under this Agreement) a reasonable mechanism shall be put in place by the Supplier between the Supplier and the new owner(s) for dividing up responsibility for meeting the required volumes which shall require to be approved by the Purchaser, acting reasonably and without delay.

10. Confidentiality

The parties each acknowledge that they will obtain access to confidential information of the other (**Confidential Information**) and shall at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any oral or written Confidential Information relating to the other party, the other party's operations or subject matter of this Agreement except to the extent:

(a) required by law or the rules of any relevant stock exchange and then, to the extent applicable, only after advising the other party of that requirement; or

(b) necessary to obtain the benefit of, or to carry out obligations under the Principal Agreement or in respect of the Sale and Purchase Agreement; or

(c) that the information is or becomes available in the public domain without breach by the other party of its confidentiality obligations under this clause or at law; or

(d) that the information was already known to the third party on a non-confidential basis prior to disclosure to it; or

(e) that the other party otherwise agrees in writing; or

(f) required by the Supplier in respect of disclosure to a purchaser from it of any interest in the Supply Source (or any part thereof) or by the Purchaser in respect of disclosure to a purchaser of any of the Purchaser's mills or processing assets or those of any of its Related Companies, a proposed assignee of the Purchaser's rights and obligations under the Principal Agreement or as is necessary in relation to dealing with the Counterparty to the Principal Agreement, provided that in each case appropriate confidentiality undertakings are first obtained from all intended recipients of Confidential Information; or

(g) required by Fletcher Challenge Forests Limited in respect of disclosure required by any applicable law to any offeror under an offer for part or all of Fletcher Challenge Forests Limited's voting securities.

11. Form of Notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other party. The initial number, facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement. No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

(a) in the case of a facsimile, on the Business Day on which it is despatched or, if despatched after 5pm (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day after the date of despatch;

(b) in the case of personal delivery, when delivered; and

(c) in the case of a letter, on the third Business Day after posting by airmail.

12. Governing Law

The Agreement shall be construed in accordance with and governed by the laws of New Zealand and the parties irrevocably and unconditionally agree to submit to be and be bound by the non-exclusive jurisdiction of the courts and tribunals of New Zealand in respect of any proceedings arising out of the Agreement.

13. Miscellaneous

13.1 In the event of any conflict between a provision of this Agreement and a provision of the Principal Agreement, the provisions of this Agreement shall in all cases prevail.

13.2 Nothing contained in this Agreement will or is to be construed as creating a partnership, joint venture or any similar arrangement between the parties.

13.3 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings, negotiations and discussions, whether written or oral.

13.4 This Agreement may not be amended, and no provision may be waived, except by written agreement between the parties to this Agreement.

13.5 This Agreement may be executed in counterparts, including facsimile copies, and when each party has executed a counterpart, each of such counterparts will be deemed to be an original and when taken together will constitute one and the same agreement.

Execution

Executed as an agreement.

Fletcher Challenge Forests Industries Limited by

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director
John Anthony Dell	Paul Malcolm Gillard
Print Name	Print Name

Address of Fletcher Challenge Forests Industries Limited

Address 8 Rockridge Road
Penrose
Auckland

Facsimile 0064 9 571 9970

Attention Chief Executive

Kiwi Forests Group Limited by

"A. K. Burr"	"M. J. Wyborn"
Director	Director
A. K. Burr	M. J. Wyborn
Print Name	Print Name

Address of Kiwi Forests Group Limited

Address	Level 6, 14 Viaduct Harbour Avenue, Auckland	**Facsimile**	09 308 8009
Attention	Ross Green		

Schedule 1: Forests

For #	forest code	forest	Block Name(s)
19	HUNT	hunt club	taupohuntclub
33	MGHW	mangawhio	mangawhio
42	MTHA	matahina	matahina
47	NGAT	ngatapa	ngatapa
48	NMOT	ngamotu	ngamotu
60	PETH	pethybridge	pethybridge
67	PUTU	putauaki	putauakifarm
68	REWH	rerewhakaaitu	rerewhakaaitu
70	RGTK	rangitaiki	rangitaiki
72	RNBW	rainbow	rainbow
92	SWNN	swan	swan
101	TAWE	tarawera	tarawera
131	WHTT	wharetoto	wharetoto
132	WIHU	waiohau	waiohau12b1

Schedule 2: Principal Agreement

FLETCHER CHALLENGE FORESTS LIMITED

and

TASMAN PULP AND PAPER COMPANY LIMITED

INTER-DIVISION AGREEMENT

RUSSELL McVEAGH McKENZIE BARTLEET & CO
BARRISTERS & SOLICITORS
AUCKLAND & WELLINGTON, NEW ZEALAND

AGREEMENT dated 5th October 1999

PARTIES

FLETCHER CHALLENGE FORESTS LIMITED ("FCF")

TASMAN PULP AND PAPER COMPANY LIMITED ("TPP")

INTRODUCTION

A. Certain inter-division arrangements apply between Fletcher Challenge Forests Division ("**FCF Division**"), Fletcher Challenge Paper Division ("**FCP**"), and Fletcher Challenge Building Division ("**FCB**") as set out in:

(a) the Fletcher Challenge Limited Ordinary Division Reorganisation Information Memorandum dated 28 February 1996 (the relevant extracts from which are attached as Schedule 1);

(b) the Memoranda of H A Fletcher dated 20 June 1996 and 18 July 1996 (copies of which are attached as Schedule 2);

(c) the Independent Appraisal Report dated 12 September 1996 regarding the transfer of the Tasman Lumber and H.T. Plywood processing activities and their associated assets, rights and obligations from FCB to FCF Division (a copy of which is attached as Schedule 3); and

(d) the undated 1997 agreement between FCF Division and FCP relating to the management by FCF Division of its forests and the Central North Island Forest Partnership forests on "an exact equivalent basis" (a copy of which is attached as Schedule 4),

which record, among other things that FCF Division is, and will continue to be, a substantial direct seller or, through custom processing, an indirect seller of pulplogs, pulpwood, arisings, thinnings, chips, sawdust, hog fuel and other residual products to TPP as well as to FCB and third parties.

B. FCP is investigating the restructuring of TPP, including the possibility of the sale of TPP and dividing TPP into a pulp company to be called Tasman Pulp Limited and a paper company, TPP.

C. FCP has requested that the inter-division arrangements between FCF Division, and FCP be recorded in a binding legal agreement between FCP and TPP prior to the restructuring of TPP.

AGREEMENT

1. INTER-DIVISION ARRANGEMENTS

Pulplogs and pulpwood

1.1 FCF is, and will continue to be, a substantial direct seller or, through custom processing, an indirect seller of pulp logs, pulp wood, arisings, thinnings, chips, sawdust, hog fuel and other residual products to TPP as well as to FCB and third parties.

1.2 For so long as there are any domestic processors of pulplogs, pulpwood and other residual products within TPP or FCB, they will be entitled to up to 100% of FCF's harvest that results in pulplogs, pulpwood and other residual products supply, subject to:

(a) the existing contractual arrangements of FCF as at 28 February 1996 (being the date of the Information Memorandum referred to in paragraph A(a) of the Introduction); and

(b) the condition that the fibre be used for TPP's and FCB's own domestic processing.

1.3 FCF is obliged to make available for supply to FCB and TPP not less than 600,000 m^3 of pulplogs, pulpwood and arisings or thinnings per annum in perpetuity (**"Annual Pulpwood Volume"**)

1.4 FCB is be entitled to 200,000 m^3 of the Annual Pulpwood Volume.

1.5 TPP is entitled to 400,000 m^3 of the Annual Pulpwood Volume.

1.6 If either of TPP or FCB does not require in any year the proportion of the Annual Pulpwood Volume allocated to it pursuant to clause 1.4 or 1.5, any excess shall be made available to the other's operations.

1.7 If the total demand of TPP and FCB in any year is in excess of the Annual Pulpwood Volume and is in excess of the total volume available from FCF, the volume available from FCF shall be allocated to TPP and FCB in the same proportion as the Annual Pulpwood Volume is allocated to TPP and FCB pursuant to clauses 1.4 and 1.5.

1.8 Pulpwood arisings and thinnings from FCF's Central North Island forests, where not covered by existing explicit contracts with third parties as at 28 February 1996, will be priced similarly to supply under the Tasman Contracts, being:

(a) the contract entered into in 1963 between TPP and the Crown for the supply of 40 million cubic feet of logs per annum;

(b) the contract entered into in 1956 between TPP and the Crown for the supply of 20 million cubic feet of logs per annum; and

(c) the Implementation Agreement relating to such contracts dated 19 December 1995 between Tasman Pulp and Paper Company Limited, Fletcher Challenge Forests Limited, Kaingaroa Logging Company Limited, Fletcher Challenge Forests (Manufacturing) Limited, Fletcher Wood Panels Limited and Forestry Corporation of New Zealand Limited.

Sawmill chips

1.9 FCF agrees that for so long as TPP or FCB are processors in New Zealand of sawmill chips, they will be entitled to up to 100% of the sawmill chips supply from FCF's sawmilling operations subject to:

(a) the existing contractual arrangements of FCF's sawmilling operations as at 28 February 1996 (being the date of the Information Memorandum referred to in paragraph A(a) of the Introduction); and

(b) the condition that the sawmill chips be used for TPP's and FCB's own domestic processing.

1.10 TPP will be entitled to up to 100% of the sawmill chips produced from FCF's sawmilling operations at Kawerau and Rainbow Mountain for so long as they remain operating.

1.11 FCB will be entitled to 100% of any sawmill chips produced by the Kawerau and Rainbow Mountain sawmills in excess of the requirements of TPP.

1.12 Sawmill chips produced by FCF's sawmill at Taupo, for so long as it remains operating, will in the first instance be made available to FCB. TPP will be entitled to 100% of any sawmill chips produced by the Taupo sawmill in excess of the requirements of FCB.

1.13 Sawmill chips will be priced similarly to supply under the Implementation Agreement referred to in clause 1.8 with appropriate adjustments for freight costs as referred to in the memoranda of HA Fletcher dated 20 June 1996 and 18 July 1996.

Shavings and sawdust

1.14 FCB is entitled to 100% of the shavings and sawdust produced by the sawmilling operations of FCF. TPP shall be entitled to any shavings and sawdust surplus to the requirements of FCB.

1.15 Hog fuel, shavings and sawdust transferred between FCF and TPP will be transferred at market prices.

General

1.16 Neither of the parties to this agreement (nor any assignee thereof) may assign its interest in, or rights and obligations under, this agreement except to an "Affiliate". "Affiliate" means in respect of a party, a person controlling, controlled by, or under common control with, that party. Control means the

power to direct management, whether through the ownership of a majority of voting shares or otherwise. The parties acknowledge that the Agreement Regulating the Supply of Fibre between FCF and TPP dated on or about the date of this agreement provides for the formation of an entity known as Fibreco and the possibility of TPP being divided into Tasman Paper and Tasman Pulp and agree that clause 5 of ~~the~~ the Agreement Regulating the Supply of Fibre shall apply if, during the term of this agreement, a transaction is, or transactions are, proposed, the effect of which is that TPP or either or both of Tasman Paper and Tasman Pulp cease or continues not to be wholly or partly owned by Fletcher Challenge Limited.

1.17 In this agreement, references to FCB shall include references to any legal entity within FCB who is entitled to the benefit of FCB's rights under the interdivision arrangements referred to in paragraph A of the Introduction. At the date of this agreement, the relevant legal entity is Fletcher Wood Panels Limited.

2. MANAGEMENT ON AN "EXACT EQUIVALENT BASIS"

2.1 TPP agrees that FCF may manage the Central North Island Forest Partnership forests and its central North Island forests on an "exact equivalent basis" subject to FCF observing its obligations under the Tasman Contracts and Section 1 of this agreement provided that there is.

(a) no prejudice to the supply commitments to TPP for the term of the Tasman Contracts; and

(b) no greater cost to TPP than there would be if the Central North Island Forest Partnership forests and FCF's central North Island forests were managed as separate forests for the duration of the Tasman Contracts and both parties were meeting their respective obligations thereunder.

"Exact equivalent basis" means that FCF may supply TPP with wood fibre from any of the forests estates that FCF manages as long as the quality specifications and price of the wood fibre is equivalent to the quality, specifications and price of the wood fibre that FCF would have supplied to TPP if FCF were not managing the Central North Island Forest Partnership forests and the central North Island forests on an "exact equivalent" basis and instead were supplying wood fibre to TPP strictly in accordance with the Tasman Contracts and section 1 of this agreement.

2.2 If there is any prejudice or greater cost, TPP will have the appropriate remedies against the Central North Island Forest Partnership and/or FCF.

2.3 The remedies will be at TPP's election:

(a) to request the partners to supply pulp wood from alternate sources to meet the supply obligations under the Tasman Contracts at the price set out in clauses 20.1 and 35.1 of the Implementation Agreement; or

(b) to request the partners to pay damages in an amount reflecting costs and losses which TPP would suffer as a result of not obtaining the

pulp wood it is entitled to under the Tasman contracts at the price referred to in paragraph (a) above; or

(c) a combination of the above.

2.4 If the partners do not agree to TPP's request under clause 2.3, or to the extent that the provisions of clause 2.3 do not fully compensate TPP, at TPP's election:

(a) FCF will supply pulp wood from alternate sources to meet the supply obligations under the Tasman contracts at the price set out in clauses 20.1 and 35.1 of the Implementation Agreement;

(b) FCF will pay damages in an amount reflecting costs and losses which TPP would suffer as a result of not obtaining the pulp wood it is entitled to under the Tasman Contracts at the price referred to in paragraph (a) above; or

(c) a combination of the above.

2.5 Except to the extent expressed in clauses 2.1 to 2.4, the management of the forests on an exact equivalent basis is without prejudice to the rights and obligations of the parties under the Tasman Contracts or pursuant to section 1 of this agreement.

3. GENERAL CONDITIONS

3.1 FCF shall, within seven working days of the end of a month, invoice TPP for the products provided to it pursuant to this agreement during the previous month. TPP shall, on payment of the invoice, notify FCF of any errors in the details of the products supplied and the purchase prices specified in the invoice.

3.2 If TPP advises FCF of an error in an invoice, TPP and FCF shall, within one month of payment of the invoice, meet to discuss the errors identified by TPP and agree on whether or not a credit is due from FCF to TPP. Any such credit shall be made on the next monthly invoice following agreement between the parties.

3.3 Payment is due by the 20th day of the month in which an invoice is issued and payment of some or all of the total invoice amount shall not be withheld unless there is a manifest error in the invoice. TPP shall pay to FCF any goods and services tax payable in respect of the products supplied to it pursuant to this agreement if not included in the price.

3.4 Risk and title to products supplied by FCF to TPP pursuant to this agreement shall pass to TPP on completion of delivery of the products to TPP's nominated point of supply.

3.5 The products shall be weighed and/or measured by the parties on delivery using the weighing and measurement methods agreed between the parties from time to time. The weight of the products as determined on delivery shall be conclusive as to the weight of products delivered.

3.6 TPF shall inspect the products delivered to it within 72 hours of delivery and shall be deemed to have accepted the products unless it gives notice to FCF within such timeframe that some or all of the products do not comply with its specifications.

3.7 FCF shall replace any products that do not comply with specifications and shall be liable for any direct loss suffered by TPF. No other representations or warranties in respect of the products are made by FCF and are hereby expressly excluded. FCF shall not be liable for any consequential loss arising from the supply of products pursuant to this agreement.

3.8 No other representations or warranties in respect of the products are made by FCF and are hereby expressly excluded. FCF shall not be liable for any consequential loss arising from the supply of products pursuant to this agreement.

Force majeure

3.9 Neither party will be liable for any failure or delay in complying with any obligation imposed on it under this agreement if:

(a) The failure or delay arises directly or indirectly from a cause beyond its control and without its fault. The following are included as, but not limited to, the causes beyond a party's control:

(i) act of God or public enemy;

(ii) earthquake, flood, fire, storm and adverse weather conditions for which provision could not reasonably have been made;

(iii) unpredictable and reasonably unpreventable delays in delivery of materials, equipment or services necessary for the compliance by the party of an obligation under this agreement;

(iv) sabotage, riot, civil disturbance, insurrection, epidemic, national emergency (whether in fact or law) or act of war (whether declared or not);

(v) act or omission of any officer or agent of any national, regional or local governmental body not directly or indirectly arising from any act or omission by the party, its agents, representatives or advisers;

(vi) governmental restraint, expropriation, prohibition, intervention, direction or embargo;

(vii) strike, lockout, work stoppage or other labour hindrance; and

(b) It gives the other party prompt written notice as soon as possible, but within seven working days after becoming aware of the cause or likelihood of the cause, providing details of the nature, expected duration and effect of the cause and keeps the other party informed of

any changes in the nature of the cause and of the cessation of the cause; and

(c) it uses its best endeavours to:

(i) mitigate the effects of the cause on its obligations under this agreement; and

(ii) perform its obligations under this agreement, within the time specified by this agreement despite the cause;

provided that neither party will, by virtue of this clause, be required against its will to settle any strike, lockout, work stoppage or other labour hindrance.

Dispute resolution

3.10 If there is a disagreement or dispute between FCF and TPP in respect of this agreement and such dispute remains unresolved for a period of seven days, each party will designate a senior manager or officer to review and use every reasonable effort to develop a workable resolution to the dispute. If the dispute remains unresolved for a further period of 14 days, the parties will refer the dispute to their respective chief executives who will use every reasonable effort to develop a workable resolution to the dispute.

3.11 If no agreement has been reached in discussions between the respective chief executives within a further period of 14 days, either party may give written notice within a further period of 7 days of its intention to refer such dispute to mediation.

3.12 If a request to mediate is made, then the parties shall endeavour to agree on a mediator within 14 days and shall promptly submit the matter in dispute to the mediator. The mediator shall discuss the matter with the parties (separately or jointly at the discretion of the mediator) and endeavour to resolve it by agreement. Any dispute referred to mediation will be dealt with on an expeditious basis. All discussions in the mediation shall be without prejudice and shall not be referred to in any later proceedings. The parties shall each bear their own costs in the mediation and each shall pay half the costs of the mediator.

3.13 If:

(a) no reference to mediation is made within the 7 day period; or

(b) the parties are unable to agree on a mediator within 14 days; or

(c) a dispute referred to mediation is not resolved within 30 days of the appointment of the mediator,

either party may pursue its remedies at law.

4. FCE

4.1 The parties acknowledge that this agreement is intended to record the legally binding obligations of TPP and FCF previously recorded in the inter-division

arrangements listed in paragraph A of the Introduction between FCF, FCP and FCB. FCB is not a party to this agreement and its rights and obligations continue to be governed by those inter-division arrangements.

SIGNATURES

EXECUTED on behalf of **FLETCHER CHALLENGE FORESTS LIMITED** by:

________________ Director

________________ Director

EXECUTED on behalf of **TASMAN PULP AND PAPER COMPANY LIMITED** by:

____
Signature of attorney

____
Signature of witness

MANAGER
Occupation

____
Director

AUCKLAND
City of residence

SCHEDULE ONE

ORDINARY DIVISION REORGANISATION INFORMATION MEMORANDUM

2.9 Inter-Division Arrangements

2.9.1 Pulplogs, Pulpwood Arisings and Other Residual Products

Fletcher Challenge Forests is, and will continue to be, a substantial direct seller or, through custom processing, an indirect seller of pulplogs, pulpwood arisings, thinnings, chips, sawdust, hog fuel and other residual products to Fletcher Challenge Paper (primarily Tasman Pulp and Paper and Pabio) as well as to Fletcher Challenge Building and third parties. For so long as there are any domestic processors of pulplogs, pulpwood and other residual products within Fletcher Challenge Paper or Fletcher Challenge Building, they will be entitled to up to 100 per cent of Fletcher Challenge Forests' harvest that results in pulplogs, pulpwood and other residual products supply, subject to the existing contractual arrangements of Fletcher Challenge Forests and the condition that the fibre be used for Fletcher Challenge Paper's and Fletcher Challenge Building's own domestic processing.

Fletcher Challenge Forests is obliged to make available for supply to Fletcher Challenge Building and Fletcher Challenge Paper not less than 600,000 cubic metres of pulplogs, pulpwood and arisings or thinnings per annum in perpetuity ("Annual Pulpwood Volume"). As part of the reorganisation, the Board has attributed 200,000 cubic metres per annum of the Annual Pulpwood Volume to Fletcher Challenge Building (Fletcher Wood Panels) and 400,000 cubic metres to Fletcher Challenge Paper (Tasman Pulp and Paper). This obligation can only be terminated or varied by the Board to the extent permitted by law acting in the best interests of Fletcher Challenge Building and Fletcher Challenge Paper.

Should either Fletcher Challenge Paper or Fletcher Challenge Building not require its full attributed volume, then any excess is to be made available to the other's operations. In situations where there is demand by both Fletcher Challenge Paper and Fletcher Challenge Building's operations for pulplogs in excess of the 600,000 cubic metres minimum supply obligation, and where that demand is in excess of the volume available from Fletcher Challenge Forests, then the available volume is to be attributed to Fletcher Challenge Paper and Fletcher Challenge Building in the same proportions as the minimum supply obligation described above.

Pulpwood arisings and thinnings from Fletcher Challenge Forests' Central North Island Forests, where not covered by existing explicit contracts with third parties, will be priced similarly to supply under the Tasman Contracts.

Further pulpwood will be procured jointly by Fletcher Challenge Paper and Fletcher Challenge Forests from third parties using their respective reasonable endeavours to do so and at prices which include a four per cent margin for Fletcher Challenge Forests over actual costs incurred by Fletcher Challenge Forests.

Pulpwood for Fletcher Challenge Paper's Chilean operations (Pabio) will be supplied by Fletcher Challenge Forests' Chilean operations (Forbio) at prices reflecting the equivalent market price for a quantity to be agreed between the two operations. Remaining supply (currently about 65 per cent) will be procured from third parties by Pabio.

Fletcher Challenge Building is, and will continue to be, a substantial direct seller of wood chips to Fletcher Challenge Paper (primarily Tasman Pulp and Paper) as well as to third parties. For so long as there are any domestic processors of wood chips within Fletcher Challenge Paper or Fletcher Challenge Building, they will be entitled to up to 100 per cent of the wood chips supply from Fletcher Challenge Building's solid wood processing operations, subject to the existing contractual arrangements of Fletcher Challenge Building's solid wood processing operations and the condition that the wood chips be used for Fletcher Challenge Paper's and Fletcher Challenge Building's own domestic processing.

Fletcher Challenge Paper will be entitled to up to 100 per cent of the wood chips produced from the existing Fletcher Challenge Building sawmilling operations at Kawerau and Rainbow Mountain. Fletcher Challenge Building will be entitled to 100 per cent of any wood chips produced by the Kawerau and Rainbow Mountain sawmills in excess of the requirements of Fletcher Challenge Paper. Wood chips produced by the existing Fletcher Challenge Building sawmill at Taupo will in the first instance be made available within Fletcher Challenge Building (Fletcher Wood Panels). Fletcher Challenge Paper will be entitled to 100 per cent of any wood chips produced by the Taupo sawmill in excess of the requirements of Fletcher Challenge Building.

In the case of wood chips transferred between Fletcher Challenge Building and Fletcher Challenge Paper, the product is to be transferred at market prices which will be determined by the Board, having regard to open market prices.

Fletcher Challenge Building is entitled to 100 per cent of the shavings and sawdust produced by the sawmilling operations within Fletcher Challenge Building and in the first instance any surplus is to be made available to Fletcher Challenge Paper.

Business Description of Fletcher Challenge Paper *continued*

In the case of hog fuel, shavings and sawdust transferred between Fletcher Challenge Building and Fletcher Challenge Paper, the product is to be transferred at market prices.

Previously Fletcher Challenge Paper operated under the same arrangements for the supply of pulplogs, pulpwood arisings and other residual products supplied by Fletcher Challenge Forests.

2.9.2 Tasman Contracts

Fletcher Challenge Forests will act as agent for Fletcher Challenge Paper, under the directions of the Directors (to the extent permitted by law, acting in the best interests of Fletcher Challenge Paper) in respect of pulplogs supplied to Fletcher Challenge Paper by Forestry Corporation of New Zealand ("FCNZ") under the Tasman Contracts. Actual costs incurred by Fletcher Challenge Forests for logging, cartage and allocated overheads will be recovered from Fletcher Challenge Paper and an agency fee of four per cent of such costs will be paid.

Now that the Tasman Contracts arbitration with FCNZ has been successfully resolved, Management is considering whether different Inter-Division arrangements would either reduce costs or improve effectiveness. This could lead to a proposal to the Board for a modification.

2.9.3 Miscellaneous

There are no other material inter-division arrangements affecting Fletcher Challenge Paper.

2.10 Legal and Regulatory Issues

2.10.1 Pending Legal Proceedings

There are no material legal proceedings pending.

2.10.2 Environmental

General

It is Fletcher Challenge Paper's policy to monitor environmental performance on an ongoing basis and to require that all of its operations comply with applicable environmental regulatory requirements. As part of this policy, management is required to report regularly to the Board on current and future environmental performance. Fletcher Challenge Paper also commissions regular independent reports with respect to environmental controls and the implementation of this policy.

Fletcher Challenge Paper's operations are subject to numerous national and local environmental laws and regulations concerning its products, operations and other activities. Failure to comply with these laws and regulations may result in orders being issued that could cause certain Fletcher Challenge Paper operations to cease or be curtailed or which may require installation of additional equipment at substantial cost. Violators may be required to compensate those suffering loss or damage by reason of violations and may be fined if convicted of an offence under such legislation.

Management believes its activities are in compliance in all material respects with applicable environmental laws and regulations, subject to certain specific matters detailed below.

Fletcher Challenge Paper has, in the past, made significant investment in plant and equipment to enable its operations to comply with their obligations under applicable environmental laws and regulations, and it will continue to make investment in the future to ensure continued compliance. The costs of complying with the myriad laws and regulations are embedded in the normal cost of conducting Fletcher Challenge Paper's businesses. It is not practicable to attempt to isolate and quantify all such costs because they pervade its operations and are related to, and intertwined with, health, safety and other laws and regulations to which it is subject. Fletcher Challenge Paper has no reason to believe they vary significantly from similar costs incurred by other companies engaged in similar businesses.

Fletcher Challenge Paper cannot reasonably estimate the cost of future compliance or remedial work or further investment which may be necessitated by environmental laws and regulations or by any causes of contamination, including those occurring prior to the introduction of such laws and regulations or before or after the property in question was owned or occupied by one of Fletcher Challenge Paper's operations. The level of such costs will be dependent upon, among other

Ferrous Scrap

Attributed to Fletcher Challenge Building is a contract dated November 1992 between Sims Pacific (a joint venture company between Fletcher Challenge and Sims Metal Industries Limited) and Pacific Steel under which Pacific Steel purchases its ferrous scrap requirements of approximately 150,000 tonnes per annum. The price for ferrous scrap is based on export parity. The contract terminates only by mutual agreement.

4.10 Inter-Division Arrangements

4.10.1 Proposed Transfer of Sawmilling Operations

The Board believes the most appropriate Division for the Tasman Lumber operations is Fletcher Challenge Forests as it is integral to its solid wood value migration strategy. The Board considers these assets are not integral to the Fletcher Challenge Building activities and strategy. It is therefore currently anticipated that shareholders of Fletcher Challenge Building and Fletcher Challenge Forests will be asked to approve the attribution of these assets to Fletcher Challenge Forests at the 1996 Fletcher Challenge ASM. Further details will be provided at that time.

4.10.2 Sawlogs

Fletcher Challenge Forests will be obliged to make available for supply to Fletcher Challenge Building from its central North Island forests certain annual volumes of sawlogs for processing by Fletcher Challenge Building's central North Island sawmilling and plywood facilities. This arrangement is summarised below.

Fletcher Challenge Forests will be obliged to make available for supply to Fletcher Challenge Building (central North Island sawmilling and plywood facilities) 355,000 cubic metres of sawlogs per annum in perpetuity (the "Annual Sawlog Volume"). This obligation can only be varied in the manner described below.

The Annual Sawlog Volume obligation can be satisfied in part by volumes currently supplied to Fletcher Challenge Building by Fletcher Challenge Forests under existing explicit contracts with Fletcher Challenge Forests involving third parties (for example, primarily the contract for the supply of sawlogs from Tarawera Forests). For volumes not supplied under such existing contracts the Board (to the extent permitted by law, acting in the best interests of Fletcher Challenge Forests) will determine before 1 July 1996 and every two years thereafter:

(a) the volume of sawlogs to be supplied to Fletcher Challenge Building on the same or similar specification sawlogs from the Forestry Corporation under the Tasman Contracts; and

(b) the volume of the sawlogs to be supplied to Fletcher Challenge Building to have the logs custom-processed into lumber, veneer or other solid wood end-uses on behalf of Fletcher Challenge Forests on the terms discussed below.

Volumes of sawlogs supplied for custom-processing will be supplied on terms by which Fletcher Challenge Building will receive the target cashflow return on capital on the proportionate use of the book value of the applicable processing assets which is applied by the Board to all the assets of the Group's industrial businesses, after valuing any chips, sawdust, hog fuel and other residual products (which shall become the property of Fletcher Challenge Building) calculated at the time of supply and on the terms outlined below.

Fletcher Challenge Forests must supply Fletcher Challenge Building with the Annual Sawlog Volume and in the determined allocations unless the Board (to the extent permitted by law, acting in the best interests of Fletcher Challenge Building), agree otherwise. In agreeing or not agreeing to a variation, the Board are required to consider not only the direct impact on Fletcher Challenge Building's wood processing activities, but also its obligation to supply woodchips to Fletcher Challenge Paper. (See "Pulplogs, Pulpwood Arisings and other Residual Products").

Previously Fletcher Challenge Building operated under the same arrangements for the supply of sawlogs supplied by Fletcher Challenge Forests.

4.10.3 Pulplogs, Pulpwood Arisings and Other Residual Products

Fletcher Challenge Forests is, and will continue to be, a substantial direct seller, or through custom processing, an indirect seller, of pulplogs, pulpwood arisings, thinnings, chips, sawdust, hog fuel and other residual products to Fletcher Challenge Building (primarily Fletcher Wood Panels) as well as to Fletcher Challenge Paper and third parties. For so long as there are

Business Description of Fletcher Challenge Building

continued

any domestic processors of pulplogs, pulpwood and other residual products within Fletcher Challenge Building and Fletcher Challenge Paper, they will be entitled to up to 100 per cent of Fletcher Challenge Forests' harvest that results in pulplogs, pulpwood and other residual products supply, subject to the existing contractual arrangements of Fletcher Challenge Forests and the condition that the fibre be used for Fletcher Challenge Building's and the Fletcher Challenge Paper's own domestic processing.

Fletcher Challenge Forests is obliged to make available for supply to Fletcher Challenge Building and Fletcher Challenge Paper not less than 600,000 cubic metres of pulplogs, pulpwood and arisings or thinnings per annum in perpetuity ("Annual Pulpwood Volume"). As part of the Reorganisation, the Board has attributed 200,000 cubic metres per annum of the Annual Pulpwood Volume to Fletcher Challenge Building (Fletcher Wood Panels) and 400,000 cubic metres to Fletcher Challenge Paper (Tasman Pulp and Paper). This obligation can only be terminated or varied by the Board to the extent permitted by law acting in the best interests of Fletcher Challenge Building and Fletcher Challenge Paper.

Should either Fletcher Challenge Building or Fletcher Challenge Paper not require its full attributed volume, then any excess is to be made available to the other's operations. In situations where there is demand by both Fletcher Challenge Building and Fletcher Challenge Paper's existing operations for pulplogs in excess of the 600,000 cubic metres minimum supply ligation, and where that demand is in excess of the volume available from Fletcher Challenge Forests, then the available lume is to be attributed to Fletcher Challenge Building and Fletcher Challenge Paper in the same proportions as the nimum supply obligation described above.

Pulpwood arisings and thinnings from Fletcher Challenge Forests' central North Island forests, where not covered by existing explicit contracts with third parties, will be priced similarly to supply under the Tasman Contracts.

Further pulpwood will be procured jointly by Fletcher Challenge Building and Fletcher Challenge Forests from third parties using their respective reasonable endeavours to do so and at prices which include a four per cent margin for Fletcher Challenge Forests over actual costs incurred by Fletcher Challenge Forests.

Fletcher Challenge Building is, and will continue to be, a substantial direct seller of wood chips to Fletcher Challenge Paper (primarily Tasman Pulp and Paper) as well as to third parties. Fletcher Challenge Paper will be entitled to up to 100 per cent of the wood chips produced from the existing Fletcher Challenge Building's sawmilling operations at Kawerau and Rainbow Mountain. Fletcher Challenge Building will be entitled to 100 per cent of any wood chips produced by the Kawerau and Rainbow Mountain sawmilling operations in excess of the requirements of the Paper Division. Wood chips produced by the existing Fletcher Challenge Building sawmill at Taupo will in the first instance be made available within Fletcher Challenge Building (primarily to Fletcher Wood Panels). Fletcher Challenge Paper will be entitled to 100 per cent of any wood chips produced by the Taupo sawmill in excess of the requirements of the Building Division.

the case of wood chips transferred between Fletcher Challenge Building and Fletcher Challenge Paper, the product is to transferred at market prices which will be determined by the Board, having regard to open market prices.

tcher Challenge Building is entitled to 100 per cent of the shavings and sawdust produced by the sawmilling operations within Fletcher Challenge Building and in the first instance any surplus is to be made available to Fletcher Challenge Paper.

In the case of hog fuel, shavings and sawdust transferred between Fletcher Challenge Forests, Fletcher Challenge Building and Fletcher Challenge Paper, the product will be transferred at market prices.

Previously Fletcher Challenge Building operated under the same arrangements for the supply of pulplogs, pulpwood arisings and other residual products supplied by Fletcher Challenge Forests.

6.10.4 Lumber, Plywood and Related Products

Lumber, plywood and related products produced by or for Fletcher Challenge Forests and sold to Fletcher Challenge Building will be sold at prevailing market prices and terms, which may include commercial discounts.

6.10.5 Tasman Contracts

Fletcher Challenge Forests will act as agent for Fletcher Challenge Building, under the directions of the Directors (to the extent permitted by law, acting in the best interests of Fletcher Challenge Building) in respect of sawlogs supplied to Fletcher Challenge Building by Forestry Corporation New Zealand ("FCNZ") under the Tasman Contracts. Actual costs incurred by

Fletcher Challenge Forests for logging, cartage and allocated overheads will be recovered from Fletcher Challenge Building and an agency fee of four per cent of such costs will be paid.

Now that the Tasman Contracts arbitration with the FCNZ in respect of pricing and supply has been successfully resolved, Management is considering whether different Inter Division arrangements would either reduce or improve effectiveness. This could lead to a proposal to the Board for a modification.

4.10.6 Miscellaneous

There are no other material Inter-division arrangements affecting Fletcher Challenge Building.

4.11 Legal and Regulatory Issues

4.11.1 Pending Legal Proceedings

Property Sale Litigation

Fletcher Challenge has been named as a defendant, along with a number of other Fletcher Challenge subsidiaries, in an action commenced by Buck, Johnson and Wettar Holdings Limited. The claim relates to the aborted sale of property by Fletcher Challenge. The plaintiffs are claiming approximately US$14.5 million, being their assessment of profits had the transaction proceeded. Fletcher Challenge cancelled the contract because the plaintiffs were unable to arrange finance. ...e plaintiffs claim finance was unable to be arranged because Fletcher Challenge misrepresented the covenant Fletcher ...hallenge was able to provide and were unwilling to provide the covenant of FCIL. A hearing date of 18 November 1996 has been allocated by the Auckland High Court. The Board believes it is unlikely that any material loss will eventuate.

4.11.2 Environmental

General

It is Fletcher Challenge Building's policy to monitor environmental performance on an ongoing basis and to require that all of its operations comply with applicable environmental regulatory requirements. As part of this policy, management is required to report regularly to the Board on current and future environmental performance. It also commissions regular independent reports with respect to environmental controls and the implementation of this policy.

Fletcher Challenge Building's operations are subject to numerous national and local environmental laws and regulations concerning its products, operations and other activities. Failure to comply with these laws and regulations may result in orders being issued that could cause certain of Fletcher Challenge Building's operations to cease or be curtailed or may require installation of additional equipment at substantial cost. Violators may be required to compensate those suffering loss or damage by reason of violations and may be fined if convicted of an offence under such legislation.

Management believes its activities are in compliance in all material respects with applicable environmental laws and regulations.

...etcher Challenge Building has, in the past, made significant investment in plant and equipment to enable its operations to ...mply with their obligations under applicable environmental laws and regulations, and it will continue to make expenditure ... the future to ensure continued compliance. The costs of complying with the myriad laws and regulations are embedded in the normal cost of conducting its businesses. It is not practicable to attempt to isolate and quantify all such costs because they pervade its operations and are related to, and intertwined with, health, safety and other laws and regulations to which it is subject. Management has no reason to believe they vary significantly from similar costs incurred by other companies engaged in similar businesses.

Fletcher Challenge Building cannot reasonably estimate the cost of future compliance or remedial work or further investment which may be necessitated by environmental laws and regulations or by any causes of contamination, including those occurring prior to the introduction of such laws and regulations or before or after the property in question was owned or occupied by one of its operations. The level of such costs will be dependent upon, among other things, the nature and extent of the current and future environmental laws and regulations, the timing and nature of any required remedial work, the extent of any contamination, the technology available to meet the required standards, the determination of any liability in proportion to that of other parties and the extent to which any costs are recoverable from insurance and third parties. Assuming that the environmental laws and regulations are applied uniformly, Fletcher Challenge Building believes that its environmental compliance costs will not have a material adverse impact on its relative competitive position or its financial position and results.

SCHEDULE TWO

MEMORANDA OF H A FLETCHER

FLETCHER CHALLENGE

MEMORANDUM

To: Executive Office cc Jmo Ross Ida

From: H A Fletcher

Date: 18 July 1996

Subject: INTER-DIVISIONAL TRANSACTION BETWEEN TASMAN LUMBER AND TASMAN PULP & PAPER AND FLETCHER WOOD PANELS

This note is further to my note of 20 June, in which I set out a proposed basis for revising the Inter-Divisional arrangements between the Forests Division, Building Division and Paper Division.

Since that date, my proposal has been considered by the senior executives of the three Divisions.

The Paper Division has estimated that there is an NZ$6.7 million net present value after tax impact between the proposed chip pricing basis and their expectation under the Forests Division information Memorandum pulp price related formula. Of this, two million pre-tax is the expected impact in the period to 1 July 1998, the date on which the percentage of the pulp price is required to be reviewed. These numbers are in line with my expectation at the time I wrote paragraph (xi) of the 20 June note.

All three Divisions have accepted my proposed arrangements, applicable as from 1 January 1996. I have also discussed them with our Chairman, and he has confirmed the Board and Management have conformed with the requisite processes for a change in Inter-Divisional arrangements. This note should therefore be taken as the authority for the construction of Divisional financial accounts as from 1 January 1996 and for appropriate narrative in any public documents.

Hugh

H.A. Fletcher

Chip Pricing

FLETCHER CHALLENGE

MEMORANDUM

To: Executive Office

From: H A Fletcher

Date: 20 June 1995

Subject: INTER-DIVISIONAL TRANSACTIONS BETWEEN TASMAN LUMBER AND TASMAN PULP & PAPER AND FLETCHER WOOD PANELS

This note is further to my note of 7 June (which drew upon Doug Robertson's 6 June memo), Ida Goodreau's memo of 10 June, the Board paper dated and Board meeting held 11 June and the meeting on 17 June involving Ida (Tasman Pulp & Paper), Ian Boyd and Adden Gray (Forests Division), Chris Day (Building Division) and from the Executive Office myself, John Hood (Paper Division), Michael Andrews (Forests Division) and Terry McFadgen (Building Division).

The position as I see it is :

(i) the Company's Directors had a full discussion on 11 June based on my Board paper. They unanimously agreed to a termination of the agency arrangement from 1 January 1996, to the adoption of the Forestry Corporation chip pricing formula (subject to the point in (ii) below) and to this formula continuing in the event Tasman Lumber is transferred from the Building Division to the Forests Division.

(ii) the matter outstanding is "what interpretation of the Forestry Corporation chip pricing formula achieves "market price" for the chips sold by Tasman Lumber to Tasman Pulp & Paper and Fletcher Wood Panels?"

(iii) Ida reviewed the history of the negotiations which led to the Forestry Corporation chip price formula. The base price, which is adjusted quarterly for movements in international and domestic chip market price movements, was set using the previous ex-bin Waipa chip price to Tasman Pulp & Paper plus the then freight from Waipa to Kawerau. This meant the formula became a delivered price formula.

(iv) A delivered price formula was considered appropriate given the discretion under the cascade supply arrangements as to the volume of chip versus pulpwood and the right for Forestry Corporation to supply chip from any source. A delivered price formula was necessary to protect Tasman from incurring the cost of supply from distant localities. A delivered price formula gave to Forestry Corporation the incentive to redesign processes and practices, including making associated capital expenditures, to minimise total system cost. It also meant any future owner of Forestry Corporation would consider the total system's cost in any location decisions on sawmilling and add-value manufacturing capacity.

(v) In my view exactly the same considerations exist in the chip sales between the Divisions of Fletcher Challenge. In this regard I do not accept the assumption that the inter-Divisional supply will be of fixed relative volumes from fixed sawmill locations as is anticipated in Ina's memo of 10 June. The formula should be robust to a dynamic future. It is not only undesirable for the user to be exposed to greater freight costs than anticipated but also more acutely in the users' interest of sustainability to have future processing throughput decisions biased towards the users' locality.

I believe there should be no change from the delivered price nature of the formula.

(vi) Accepting (v) above, then the issue becomes "whether the base price of $71 or the formula price should be adjusted downwards to give to the buying Divisions some of the lower freight cost arising from the more proximate historical siting of Fletcher Challenge's sawmills to the buyers' facilities than Waipa to Kawerau?"

(vii) Arguments advanced against any such an adjustment included, first, that the seller incurred a commensurately greater log cartage cost as a result of siting the sawmills near the buyers' facilities. Secondly, the Forestry Corporation contract established Tasman Pulp & Paper was willing to pay a base delivered price of $71 for a long term exclusive chip supply contract. The delivered cost incurred from other domestic sawmillers was also consistent with this willingness to pay.

(viii) Arguments advanced for a downwards adjustment were, first, that the chip price had to be combined into a weighted average equivalent cost with the pulpwood price to establish Tasman's willingness to pay, and for the higher chip proportion in the inter-Divisional supply to give the same weighted average equivalent cost to Tasman required a lower chip price. The second argument runs along the following lines. Any negotiation, such as occurred with Forestry Corporation, inevitably acknowledges the legacy impact of fixed past decisions. In this case it led to Tasman having to accept the freight cost from Waipa to Kawerau (as advised by Forests Division). Just as inevitably, if the negotiation had instead been with the Kawerau sawmill, the much lower incurred freight cost on chip would, to some extent, have been factored in. That is the reality in other chip price negotiations, where there is some sharing of locational advantages and disadvantages. There, therefore, should be a downwards adjustment to obtain a "market price . . . . having regard to open market prices". The third argument is that the Forests Division Information Memorandum puts stress on inter-Divisional arrangements reflecting "the commercial arrangements which . . . might reasonably have been expected to have been negotiated on an arm's length basis . . . at the time . . . . the Group invested in the purchasing business". In this circumstance the purchasing business would expect to receive some of the freight saving from positioning the user facilities close to the chip generator.

(ix) I find the argument for some sharing of the net freight saving on the expected sawmill chip arisings at the time the user facilities were built compelling. There is, however, no exact answer as to the proportion shared, since this is a pure negotiation. I have used a 50:50 split of the net saving. I consider this favours the user, as does the fact that I have not adjusted the saving on chip freight by any increment in log cartage cost, nor other costs from operating on the user's site. Clearly there are such costs, particularly in the case of Kawerau. I consider this generosity in the 50:50 split balances out any arguments that the user should share in any of the savings from increments in chip supply beyond the user's expectation at the time of its initial commitment to the site. The expected chip arising volume and the time at which facilities were built are both inexact, given the sequence of expenditure decisions. I have applied the sharing to only the original expectation, which I have taken as one shift on the Taupo sawmill in Wood Panels' case and the sawlog volume under the Forestry Corporation contract in Tasman Pulp and Paper's case. I consider the locational gain from the subsequent forest plantings should go to the forest owner and/or log processor.

On all these matters, a party may wish to submit further quantification if they believe it would result in changes from my conclusions which follow.

(x) My assessment, applying the above is:

> Fletcher Wood Panels, for up to the first x,000 tonnes per month of chip taken from the Taupo sawmill and used on the Taupo site, being the chip arisings from an eight hour 240 working day year applying to that month, should have the $71.00 in the formula reduced by $5.10, being half the freight differential between the Waipa freight allowance of $11.75 and the Taupo assessed cost (at the same time) of $1.50. This adjustment is not transferable to another user.

> Tasman Pulp and Paper, for up to the first y,000 tonnes per annum of chip taken from the Kawerau and Rainbow Mountain sawmill, being the chip arisings from the 440,000m³ per annum of NZ Forestry Corporation/Tasman sawlog supply commitment, should have the $71.00 in the formula reduced by $3.50, being half the freight differential between the Waipa freight allowance of $11.75 and three-fifths of the Kawerau assessed cost of $2.58 and two-fifths of the Rainbow Mountain cost of $7.25.

(xi) With this formula I believe the NPV gain to the Paper Division of eliminating the agency fee prior to 1 July 1996 matches the ENPV cost to the Paper Division of continuing this formula until 1 July 1996 from the date of transfer of the sawmill assets to the Forests Division times the probability of transfer. Hence no one-off payment should be paid by one Division to another.

Hugh

H A FLETCHER

IMPLEMENTATION AGREEMENT

between

TASMAN PULP AND PAPER COMPANY LIMITED

and

FLETCHER CHALLENGE FORESTS LIMITED

and

KAINGAROA LOGGING COMPANY LIMITED

and

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED

and

FLETCHER WOOD PANELS LIMITED

and

FORESTRY CORPORATION OF NEW ZEALAND LIMITED

This is the document marked "O" referred to in the annexed affidavit of Tom Roger Boon sworn at Auckland this 15th day of February 2000 before me:

A Solicitor of the High Court of New Zealand

SIMPSON GRIERSON

THIS AGREEMENT is made the 19th day of December 1995

BETWEEN TASMAN PULP AND PAPER COMPANY LIMITED a duly incorporated company having its registered office at Auckland ("TPP")

A N D FLETCHER CHALLENGE FORESTS LIMITED a duly incorporated company having its registered office at Rotorua ("FCF")

A N D KAINGAROA LOGGING COMPANY LIMITED a duly incorporated company having its registered office at Rotorua ("KLC")

A N D FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED a duly incorporated company having its registered office at Auckland ("FCM")

A N D FLETCHER WOOD PANELS LIMITED a duly incorporated company having its registered office at Auckland ("FWP")

A N D FORESTRY CORPORATION OF NEW ZEALAND LIMITED a duly incorporated company having its registered office at Auckland and currently being a State enterprise under the State-Owned Enterprises Act 1986 ("the Corporation")

WHEREAS

A. Pursuant to an agreement dated 18 November 1963 between the Crown and TPP the Crown agreed to supply to TPP up to 40 million cubic feet of logs per annum.

B. Pursuant to an agreement dated 27 October 1966 between the Crown and TPP the Crown agreed to supply to TPP a further volume of up to 20 million cubic feet of wood (as defined in the agreement) per annum.

C. The Corporation is now responsible for performing the obligations undertaken by the Crown and the Corporation is entitled to the benefit of the obligations of Tasman under the 40 Million Agreement and the 20 Million Agreement.

D. Differences arose between the parties concerning the construction or application of provisions of the Agreements and as to questions arising under and in respect of the Agreements including the operational practices for the performance of the Agreements.

E. The parties were unable to reach agreement on the matters at issue between them and as a result submitted issues for determination by Mr C R Carruthers QC as sole arbitrator.

F. The arbitration hearings took place between 7 December 1992 and 6 December 1993.

G. By an Award dated 31 January 1995 and made available to the parties on 4 February 1995 the Arbitrator issued his decisions in respect of matters dealt with during those hearings.

H. The parties now wish to:

(a) confirm their acceptance of the Award issued by the Arbitrator;

(b) implement the conclusions reached by the Arbitrator in his Award; and

(c) resolve the remaining differences between them and act towards each other in a manner which is constructive, reasonable and seeks to enhance a sound long term customer/supplier relationship between them.

NOW THE PARTIES AGREE as follows:

1. INTERPRETATION

1.1 **Definitions:** In this agreement unless the context indicates otherwise:

"Accountant" means such firm of accountants as the parties may agree on from time to time and in the event that any matter is to be referred to an Accountant the provisions in Schedule 1.1A shall apply;

"Agreements" means the 40 Million Agreement and the 20 Million Agreement;

"Annual Programme" means the detailed one year supply programme to be prepared in accordance with section 6;

"Arbitrator" means Mr C R Carruthers QC;

"Arisings Pulplogs" means Pulplogs produced from clearfelling operations;

"Award" means the first interim award by the Arbitrator dated 31 January 1995 and made available to the parties on 4 February 1995;

"Bandmill Chips" means Sawmill Chips produced on the bandmill at the Corporation's processing plant at Waipa;

"Bank Bill Rate" means in respect of a particular period either:

(a) the bank bill ask rate (rounded to the nearest second decimal place) as displayed at or about 10.45am on the first Business Day of each month during the period on the Reuters Screen in Auckland on page BKBM (or its successor page) for 30 day bank bills of exchange (as defined in the Bills of Exchange Act 1908); or

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(b) if such rate is not available or the basis of calculation of such rate is changed after the date of this agreement such that, in the opinion of the parties, it becomes inappropriate or ceases to be relevant for the purposes of this agreement, then the rate determined by the parties as being the bank bill ask rate for such bills on such date;

"**Base Chip Price**" means $NZ71.00 per Green Metric Tonne;

"**Base Volume**" means:

(a) subject to paragraph (b), in each Supply Period 1.8 million cubic metres of radiata Logs (which the Corporation shall increase to 2 million cubic metres in each Supply Period from either 1 July 1998, 1 July 1999, 1 July 2000, 1 July 2001 or 1 July 2002, the exact date to be advised by the Corporation to Tasman on not less than 12 months' notice); and

(b) in each Supply Period commencing on or after 1 July 2005 means 1,346,000 cubic metres of radiata Logs;

"**Basic Concept**" means the "Basic Concept" referred to in clause 6(3) of the 40 Million Agreement and in the Award;

"**Basic Density**" is the oven dry weight (in kilograms) of wood divided by the green (maximum swollen) volume (in cubic metres) expressed as kg/m3;

"**Business Day**" means any day (other than a Saturday or Sunday) on which registered banks in Auckland are open for business;

"**Canter Twin Chips**" means Sawmill Chips produced on the canter twin line at the Corporation's processing plant at Waipa;

"**Central North Island**" means the area shown on the map in Schedule 1.1B;

"**Chief Executive Officer**" means, in the case of Tasman, the single person appointed by FCL from time to time to act as the Chief Executive Officer of all of the companies making up the definition of Tasman for the purposes of this agreement and the Agreements and, in the case of the Corporation, either the Chief Executive Officer or such person appointed by the Corporation from time to time to act as the Chief Executive Officer of the Corporation for the purposes of this agreement and the Agreements;

"**Chips**" means chips processed from Logs by mechanical processing and having the specifications set out in Schedule 1.1C;

"Chip Survey" means the chip prices disclosed in a publication of prices obtained from a publisher which is commercially independent of all suppliers and buyers of chips in the regions concerned and, unless clause 26.5 or 26.6 applies, shall be the publication by Wood Resources International Inc. entitled Wood Resource Quarterly;

"Corporation" means Forestry Corporation of New Zealand Limited;

"Downgraded Sawlog Price" being a delivered price means for the time being the higher of the price of radiata Arisings Pulplogs and the price calculated as follows:

$$\$NZ35 \text{ per cubic metre} \times \frac{\text{Index 1}}{\text{Index 2}} + \text{cost}$$

where:

Index 1 is the average of the producer price indices for the four quarters preceding that in which the Downgraded Sawlog Price is to apply under this agreement;

Index 2 is the average of the producer price indices for the four quarters ending 31 March 1995;

"Producer price index" means for a quarter the index for that quarter referenced in the line entitled "All Market Groups S12" in table I Producers Price Index, Input (I) Base December 1982 = 1000 (published by Statistics New Zealand) or, if that index ceases to have the same components as it had at 31 March 1995, such other or adjusted index as reflects price changes in the same or as near as practicably the same manner as that index at 31 March 1995; and

"cost" is the average cost per cubic metre incurred by the Corporation in a year in logging, loading and delivering to Kawerau the Sawlogs which are subject to the Downgraded Sawlog Price;

"Estate" means the Corporation's forest holdings including all freehold land, leasehold land and cutting rights (which term in this agreement includes Crown forestry licences) held by it as at the date of this agreement;

"FCF" means Fletcher Challenge Forests Limited;

"FCL" means Fletcher Challenge Limited;

"FCM" means Fletcher Challenge Forests (Manufacturing) Limited;

"FWP" means Fletcher Wood Panels Limited;

TH

"**Green Metric Tonne**" means a tonne of green wood measured over a weighbridge;

"**GST**" means goods and services tax payable under the Goods and Services Tax Act 1985 in respect of any supply made under this agreement;

"**Independent Person**" means a person who is:

(a) skilled by qualification, training and experience in a particular field in which his or her opinion is sought and also means a partnership, firm, society or corporate body, the personnel of which are so skilled; and

(b) not the Servant of any of the parties (and it shall be the duty of every party to disclose full details of any direct or indirect relationship between such party and any person being considered by the parties for appointment as an Independent Person which would make such person a Servant of such party);

and in the event that any matter is to be referred to an Independent Person the provisions in Schedule 1.1D shall apply;

"**KLC**" means Kaingaroa Logging Company Limited;

"**KPP Chips**" means Chips processed from whole tree clearfelled stems by mechanical processing at the Kaingaroa whole tree stem processing plant or any similar processing plant of the Corporation as may be agreed by the parties;

"**Logs**" means logs of any size or class;

"**MARVL Log Grades**" means those log grades set out in Schedule 1.1E as amended from time to time in accordance with clause 29.2;

"**Minimum Pulpwood**" means, in the period prior to 31 March 2005, 1,053,000 cubic metres of Pulpwood each year and, in the period from 1 April 2005 to 31 March 2030, means 708,442 cubic metres of Pulpwood each year;

"**Minimum Sales Volume**" has the meaning ascribed to it in clause 15.3;

"**Minor Species**" means species other than pinus radiata;

"**Murupara Proceedings**" means the High Court proceedings brought by FCF, KLC and TPP as plaintiffs against the Corporation, the Ministers of State-Owned Enterprises and Finance and the Attorney General as defendants, under CP 1395/92 (Auckland Registry);

"$NZ" means the lawful currency of New Zealand;

"Oven Dried Metric Tonne" means a tonne of wood when water has been removed by drying it in accordance with the Technical Association of the Pulp and Paper Industries' specifications number T258;

"Pruned Peeler Logs" or "PP Logs" means logs having the specifications for Pruned Peeler Logs set out in Schedule 1.1E as updated from time to time in accordance with clause 29.2;

"Pruned Sawlogs" or "PS Logs" means logs having the specifications for Pruned Sawlogs set out in Schedule 1.1E as updated from time to time in accordance with clause 29.2;

"Pulplogs" means:

(a) in the case of pulplogs deemed to have been delivered to Tasman in accordance with clause 5.5.3, logs which have a length greater than 2.4 metres (subject to clause 34.3) and have an SED under bark of greater than 10 centimetres but do not otherwise meet the current MARVL Log Grade specifications for Sawlogs; and

(b) otherwise Logs which have a length greater than 2.4 metres (subject to clause 34.3) and:

   (i) have an SED under bark of greater than 10 centimetres and less than 20 centimetres; or

   (ii) have an SED under bark of greater than 20 centimetres and less than 30 centimetres but which have knot sizes greater than 15 centimetres; or

   (iii) have an SED under bark of greater than 30 centimetres but which have a knot size greater than 25 centimetres.

Following the review of log market specifications and harvest practice referred to in clause 29.2, these specifications shall be adjusted to conform with accepted market practice from time to time. That market practice shall be agreed between the parties at that time. Accepted market practice which would result in a reduction in the SED of 20 cm shall not be contemplated until 1 July 2005;

"Pulplog Survey" means the pulplog prices disclosed in a publication of prices obtained from a publisher which is commercially independent of all suppliers and buyers of pulplogs in the regions concerned and, unless clause 21.6 or 21.7 applies, shall be the publication by Wood Resources International Inc. entitled Wood Resource Quarterly;

Pdf

"**Pulpwood**" means Pulplogs and Chips;

"**Related Company**" means a company which is related to another company on the basis that it comes within the definition in section 2(3) of the Companies Act 1993 and when reference is made to a Related Company of Tasman such reference shall include a Related Company of FCL;

"**Relevant Sales Data**" has the meaning ascribed to it in clause 12.1;

"**Rolling 2 Year Programme**" means the rolling 2 year supply programme set out in Schedule 6.4 as updated from time to time in accordance with clause 6.11;

"**Rolling 8 Year Programme**" means the rolling 8 year supply programme set out in Schedule 6.5 as updated from time to time in accordance with clause 6.10;

"**Sawlogs**" means Pruned Sawlogs, Unpruned Large Sawlogs and Unpruned Small Sawlogs and, unless the context indicates otherwise, includes Pruned Peeler Logs;

"**Sawmill Chips**" means green Chips processed from the slabwood of Sawlogs by mechanical processing at sawmills;

"**Servant**" means any person, partnership, firm, society or corporate body who or which is engaged or has been engaged either directly or indirectly within the 12 months preceding the date of reference as an employee or consultant or in any other capacity whatsoever but excluding any person, partnership, firm, society or corporate body the appointment of whom or which within the 12 months preceding the date of reference has been solely to perform in terms of clause 1.4 of Schedule 1.1D;

"**Supply Period**" means the period from 1 April 1995 to 30 June 1996 and thereafter each twelve month period ending on 30 June in each year except for the last period of the 20 Million Agreement for which it shall be the nine months ending on 31 March 2005 and the last period of the 40 Million Agreement for which it shall be the nine months ending 31 March 2030 and each Annual Programme shall be for a Supply Period;

"**Tasman**" includes TPP, FCF, KLC, FCM and FWP, except where the context indicates otherwise;

"**TPP**" means Tasman Pulp and Paper Company Limited;

"**Unpruned Large Sawlogs**" or "**ULS Logs**" means logs having the specifications for "Unpruned Large Sawlogs" set out in Schedule 1.1E as updated from time to time in accordance with clause 29.2;

"Unpruned Small Sawlogs" or "USS Logs" means logs having the specifications for "Unpruned Small Sawlogs" set out in Schedule 1.1E as updated from time to time in accordance with clause 29.2;

"$US" means the lawful currency of the United States of America;

"Woodlots" means any forest of less than 50 hectares in one continuous area;

"WRI" means Wood Resources International Inc.;

"20 Million Agreement" means the agreement dated 27 October 1966 between the Crown and TPP under which the Crown agreed to supply to TPP a volume of up to 20 million cubic feet of wood (as defined in the agreement) per annum; and

"40 Million Agreement" means the agreement dated 18 November 1960 between the Crown and TPP under which the Crown agreed to supply to TPP up to 40 million cubic feet of logs per annum.

1.2 **Parties:** References to parties are references to parties to this agreement.

1.3 **Defined Expressions:** Expressions defined in the main body of this agreement bear the defined meaning in the whole of this agreement including the recitals.

1.4 **Sections, Clauses, Schedules and Recitals:** References to sections, clauses, Schedules and recitals are references to sections, clauses, Schedules and recitals to this agreement unless otherwise indicated.

1.5 **Headings:** Clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this agreement.

1.6 **Singular and Plural:** Words importing the singular number shall include the plural and vice versa.

1.7 **Schedules:** Subject to clause 1.15, the Schedules to this agreement and the provisions and conditions contained in such Schedules shall have the same effect as if set out in the body of this agreement.

1.8 **Negative Obligations:** Any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done.

1.9 **Gender:** Words importing one gender shall include the other genders.

TCH

interest that is referred to in clause 30.1. Tasman in particular acknowledges that it will not be at liberty to argue that the Arbitrator has no jurisdiction to award interest as a consequence of anything contained in this agreement.

19.2 **1995 Price:** The price per cubic metre for Pulplogs supplied in the period from 1 April 1995 to 13 August 1995 is $NZ15.25.

20. PRINCIPLES FOR FUTURE PULPWOOD PRICING

20.1 **Pulplog Pricing Principles:** For the period from 14 August 1995 to 31 March 2005 the price payable by Tasman to the Corporation for Pulplogs delivered under this agreement shall be equal to the average world at mill door market price of conifer pulplogs (determined in accordance with section 21) expressed and paid in US dollars

adjusted by

an appropriate adjustment (determined in accordance with section 22) to reflect the actual density of Pulplogs supplied by the Corporation

less

a discount (determined in accordance with section 23) for each of the different categories of Pulplogs supplied by the Corporation.

20.2 **Chip Pricing Principles:** For the period from 14 August 1995 to 31 March 2005 the price payable by Tasman to the Corporation for Chips shall be determined in NZ dollars by indexing the Base Chip Price to reflect movements in international and domestic chip prices and in exchange rates. There shall then be deducted from the price then derived discounts of 5% (in the case of Sawmill Chips) 7.5% (in the case of rejected Canter Twin Chips referred to in paragraph 5.16.2(b)) and 10% (in the case of KPP Chips).

20.3 **Pricing of Buy in Chip:** If the price determined for Sawmill Chips delivered in accordance with sections 26 to 28 exceeds the actual cost to the Corporation of purchasing and delivering any purchased Sawmill Chips supplied in accordance with section 5 then Tasman shall only be obliged to pay to the Corporation in respect of such purchased Sawmill Chips the lower of the price so determined and the actual cost thereof to the Corporation.

20.4 **Basic Concept:** The provisions of this agreement in so far as they relate to Pulpwood pricing reflect the Basic Concept which shall not otherwise apply.

20.5 *No Other adjustment:* There will be no price adjustment to the Pulpwood price other than in accordance with this section.

21. QUARTERLY DETERMINATION OF WORLD AVERAGE AT MILL DOOR PULPLOG PRICES

21.1 **World Pulplog Prices:** At the beginning of each quarter commencing on 1 July 1995 the parties shall agree the conifer pulplog prices (in US dollars per cubic metre at mill door) in each of the major pulplog supply regions in the world by reference to conifer pulplog prices published by WRI for the previous quarter. The current major pulplog supply regions in the world are listed in Schedule 21.1. No regions shall be added to Schedule 21.1 unless agreed by the parties.

21.2 **Arithmetic Average World at Mill Door Pulplog Price:** Subject to clause 21.3, the parties shall then calculate the arithmetic average world at mill door pulplog price of those regions. That arithmetic average shall be rounded up or down to the nearest whole US dollar except when the arithmetic average is a complete US dollar plus 0.5 of a US dollar, exactly, in which case the exact arithmetic average shall be used.

21.3 **Weighted Average Substitution:** At any time after 30 September 1995 a weighted average calculation of world pulplog prices shall be substituted for the arithmetic average calculation referred to in clause 21.2 provided that both parties agree that:

21.3.1 **Reliable Data:** reliable data can be obtained on an ongoing basis;

21.3.2 **Not Materially Alter:** the new formula will not materially alter the prices calculated on an arithmetic average basis.

21.4 **Number Of Regions:** The parties record their desire that the number of regions included in the survey not fall below ten. If more regions are added to the Pulplog Survey they shall be included in the calculation of the average world at mill door Pulplog price, but Japan shall not be included as a region unless the parties agree otherwise.

21.5 **Principles:** The parties recognise that published prices are subject to some uncertainties and accordingly the parties shall use their respective best endeavours to have WRI apply the following principles:

21.5.1 **Methodology:** The methodology must be consistent between quarters and over the long term to ensure that there is no bias.

21.5.2 **Market Pricing:** If any significant component of any of the regional prices ceases to be subject to market pricing that component should be excluded from the survey.

21.5.3 **Measurement Conversion Factors:** The measurement conversion factors must be consistent over the long term.

21.5.4 **At Mill Delivered Prices:** At mill delivered prices must be used.

21.6 **Biased Or Materially Inaccurate Survey:** If a party considers that all or part of the Pulplog Survey is biased, materially inaccurate or does not comply with the principles in clause 21.5, then that party may by notice to the other parties nominate an alternative market survey. Similarly if the WRI publication ceases to exist in its current format a party may by notice to the other parties nominate an alternative market survey. The parties shall then consult in good faith to agree on an alternative market survey.

21.7 **Publisher's Confirmation:** If at any time the publisher of the Pulplog Survey being relied on by the parties will not confirm in writing on the request of either party that its methodology complies with clause 21.5, that failure shall be deemed evidence of non-compliance with that clause.

22. QUARTERLY DENSITY ADJUSTMENT

22.1 **Price Adjustment:** Having determined the average world at mill door pulplog price for the previous quarter in accordance with section 21 the parties shall adjust that price by dividing the actual density of each grade of Pulplogs delivered by the Corporation in the previous quarter by 430.

22.2 **Quarterly Conversion Factors:** The quarterly conversion factors to convert Green Metric Tonnes to cubic metres and the quarterly density of each grade of Pulplogs delivered by the Corporation to Tasman will be as agreed by the parties or, failing agreement, as determined by an Independent Person using sampling procedures determined by that person. The density determined for each Pulplog grade in a quarter will become the deemed density for deliveries in the succeeding quarter. The weight to volume conversion factors will be derived on a rolling annual basis with the most recent quarter being added in and the oldest quarter being deleted. The third party costs of obtaining the quarterly conversion factors shall be met by the parties equally.

23. DEDUCTION

There shall be deducted from the prices derived for each grade of Pulplog pursuant to sections 21 and 22 amounts calculated using the following percentages:

23.1 Arisings Pulplogs: 8% for radiata Arisings Pulplogs;

23.2 Radiata Thinnings Pulplogs: 10% for radiata thinnings Pulplogs; and

23.3 Minor Species: 14% for Minor Species.

24. MATHEMATICAL FORMULAE

24.1 **Principles:** The principles set out in sections 20 to 23 can be expressed in the mathematical formulae set out below.

24.2 **Formulae:** The average world at mill door market price for conifer Pulplogs established in accordance with clause 21.2 ("QIPP") for a quarter shall be adjusted in accordance with the following formulae to determine the price of each of the grades of Pulplog referred to below for the succeeding quarter:

$$QPRA = \left[QIPP \frac{DCorp}{430kg/m^3} \right] .92$$

$$QPRT = \left[QIPP \frac{DCorp}{430kg/m^3} \right] .9$$

$$QPMS = \left[QIPP \frac{DCorp}{430kg/m^3} \right] .86$$

where:

QPRA is the price in $US per cubic metre of radiata Arisings Pulplogs delivered in that quarter by the Corporation;

QPRT is the price in $US per cubic metre of radiata thinnings Pulplogs delivered in that quarter by the Corporation;

QPMS is the price in $US per cubic metre of Pulplogs produced in that quarter from Minor Species (and shall be separately calculated for each such Minor Species); and

DCorp is for each application of the formula the density of Pulplogs measured in kilograms per cubic metre of each of the types or species of Pulplogs indicated within QPRA, QPRT and each category of QPMS delivered by the Corporation to Tasman in the previous quarter as the case may be.

An example of the operation of these formulae is given in Schedule 24.2.

7C4

FLETCHER CHALLENGE FORESTS LIMITED

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED

NORSKE SKOG TASMAN LIMITED

VARIATION AGREEMENT

RUSSELL McVEAGH

AGREEMENT dated 19 DECEMBER 2000

PARTIES

FLETCHER CHALLENGE FORESTS LIMITED ("FCF")

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED ("FCFM")

NORSKE SKOG TASMAN LIMITED ("NST")

INTRODUCTION

A. Fletcher Challenge Paper Limited ("FCP") and Tasman Pulp and Paper Company Limited ("TPP") amalgamated on 27 July 2000. Following the amalgamation, TPP ceased to exist and FCP became the amalgamated company, inheriting all of the rights and responsibilities of TPP.

B. FCP was subsequently acquired by Norske Skog New Zealand Limited, and changed its name to Norske Skog Tasman Limited ("NST").

C. TPP was a party to an implementation agreement with Forestry Corporation of New Zealand Limited ("FCNZ") dated 19 December 1995 ("**Implementation Agreement**"), a deed of assignment with FCNZ dated 27 September 1996 and the agreements dated 18 November 1963 and 27 October 1966 to which the Implementation Agreement relates ("together the **Tasman Contracts**").

D. NST is a party to the following wood supply agreements:

(a) the agreement between FCF, FCFM and FCP dated 28 July 2000 ("**Back-up Agreement**") which provides that if CNIFP approval to TPP remaining a party to the Tasman Contracts was not granted by the Effective Date, then FCF and FCFM (together therein jointly and severally referred to as "**Forests**") would procure the supply of fibre to TPP at the paper mill at Kawerau on the same terms and conditions as apply under the Tasman Contracts;

(b) The Inter-division agreement between FCF and TPP dated 5 October 1999 ("**Inter-Division Agreement**");

(c) The agreement between TPP and Tarawera Forests Limited dated 19 June 1968 ("**Tarawera Agreement**"); and

(d) The agreement between FCF and TPP dated 15 March 2000 ("**Matahina Agreement**"),

(together with the Tasman Contracts the "**Wood Supply Agreements**").

E. All references to Tasman, TPP or FCP in the Wood Supply Agreements shall be read as references to NST.

F. The parties have agreed to vary the Wood Supply Agreements on the terms set out in this agreement.

AGREEMENT

1. VARIATION TO THE BACK-UP AGREEMENT

1.1 The parties agree that the Back-Up Agreement (including the terms of supply set out in the Tasman Contracts as incorporated into the Back-Up Agreement) shall be varied as set out in this section 1.

1.2 The parties record that NST has taken the place of FCP in the Back-Up Agreement.

1.3 A new section A1 entitled "Separation of Tasman" shall be inserted before section 1, and the following new clause A1.1 shall be inserted:

> Norske Skog ASA ("**Norske Skog**") is investigating the separation of NST by way of sale of its pulp assets. Following the separation, the paper assets will be held by NST and the pulp assets may be held by a different company ("**Pulpco**"). Pulpco may subsequently transfer the pulp assets, or the shares in Pulpco may be transferred, to an entity that is not a Related Company (as that term is defined in the Companies Act 1993) of Norske Skog. NST may subsequently transfer the paper assets, or the shares in NST may be transferred, to an entity that is not a Related Company of Norske Skog (in which case the entity holding the paper assets is hereinafter called "**Paperco**").

1.4 Clause 1.4 shall be deleted and replaced with the following:

> Forests and Tasman hereby acknowledge that CNIFP Approval was not granted on or before the Effective Date and that Forests will, as from the Effective Date, procure the supply of fibre to NST and/or, if the separation described in clause A1.1 occurs, to Pulpco and/or Paperco, directly or indirectly and including by way of onsale by NST, Paperco and/or Pulpco on the same terms and conditions as apply under the Tasman Contracts subject to the terms of this agreement.

1.5 The definition of Minimum Pulpwood in the Implementation Agreement shall be incorporated into the Back-Up Agreement as a definition of Maximum Pulpwood, and shall be amended to read as follows:

> "**Maximum Pulpwood**" means:
>
> (a) 500,000 m^3 in each of the years ending 31 March 2001, 2002, 2003, 2004 and 2005; and
>
> (b) 400,000 m^3 in the year ending 31 March 2006 and thereafter.

Any reference to Minimum Pulpwood in the Tasman Contracts shall be read as a reference to Maximum Pulpwood for the purposes of the Back-Up Agreement.

1.6 The definition of "Pulplogs" set out in clause 1.1 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be deleted and replaced with the following definition:

> "**Pulplogs**" means logs that meet the specifications set out in the specifications of fibre annexed as schedule 2 to the variation agreement by which this clause was varied.

1.7 Clause 5.3 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be amended by deleting the first sentence and replacing it with the following:

> For the period to 31 March 2020, the Corporation shall make, up to the Maximum Pulpwood available for supply to Tasman under the Agreements, provided however that Billets (as defined in the Pulplog Specifications annexed as schedule 2 to the variation agreement by which this clause was varied, shall

made up no more than 10% of the total volume of Pulplogs so supplied in any week.

1.8 Clauses 5.5.3 to 5.5.12 inclusive, and schedule 5.5, of the Implementation Agreement shall not be included as terms of the Back-Up Agreement.

1.9 Clause 22.1 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be amended by adding the following proviso:

> provided however that if the Pulplog is eucalyptus, the denominator is not 450, but is 470.

1.10 If FCF novates its rights under the Back-Up Agreement to CNIFP pursuant to clause 3.2 of the Back-Up Agreement, then sections 23 and 26 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be amended as follows in respect of fibre provided from the Kaingeroa Forest, the Rotoehu Forest, the Whakarewarewa Forest (as those forests existed at the date of this Agreement) and from the Waipa mill:

(a) The deduction in clause 23.1 shall be reduced from 8% to 6%.

(b) The deduction in clause 23.2 shall be reduced from 10% to 8%.

(c) The following new clauses 23.4 and 23.5 shall be inserted:

> 23.4 Douglas Fir: 0% for Douglas Fir; and
>
> 23.5 Eucalyptus: 8% for Eucalyptus.

(d) Clause 26.1 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be amended by deleting the words "(excluding Japan)".

(e) Clause 26.2 of the Implementation Agreement, as incorporated into the Back-Up Agreement, shall be deleted and replaced with the following new clause:

> World Average Chip Price: The parties shall then calculate the world average chip price for the previous quarter by taking the arithmetic average of the prices in that quarter in the regions surveyed such prices being:
>
> (a) for each of the major chip consuming regions in the world (excluding Japan), the domestic prices; and
>
> (b) for Japan, the domestic and imported prices.

1.11 In consideration of NST agreeing to reduce the maximum volume of Pulpwood as set out in clause 1.5 of this variation agreement, clause 2.1 of the Back-Up Agreement shall be varied by:

(a) deleting subclause (a) and replacing it with the following:

> 31 March 2020;

(b) deleting subclause (b) and replacing it with the following:

> the date on which NST and/or, if the separation described in clause
> A1.1 occurs, Pulpco and/or Paperco has purchased a cumulative
> total volume of wood fibre (excluding wood chips from the Waipa
> Sawmill, or from any sawmill acquired after the date of execution of
> the variation agreement by which this clause was varied) for the Mill
> exceeding 100,000m³ in any 12 month period from CNIFP or Citic
> New Zealand Limited or any related company of Citic New Zealand
> Limited, supplied from the Kaingaroa Forest, the Rotoehu Forest
> and/or the Whakarewarewa Forest (as those forests existed at the

date of the Back-Up Agreement). This subclause (b) shall not apply if FCF novates its rights under this Back-Up Agreement to CNIFP pursuant to clause 3.2.

(c) deleting subclause (c).

1.12 Clause 3.1 of the Back-Up Agreement shall be deleted and replaced with the following:

Subject to clause 3.2 of this Agreement, neither Forests nor NST (nor, if the separation described in clause A1.1 occurs, Paperco and/or Pulpco) shall be entitled to sell, assign, lease, pledge, encumber or otherwise transfer or modify or grant a security interest in respect of all or any part of their respective rights and obligations under this Agreement without the prior written consent of the other parties, such consent not to be unreasonably or arbitrarily withheld.

1.13 The following new clause 3.2 shall be inserted:

Forests shall be entitled to novate its rights and obligations under this Agreement to CNIFP. Forests and NST and/or, if the separation described in clause A1.1 occurs, Paperco and/or Pulpco, will use their reasonable endeavours to obtain CNIFP's agreement to such novation and to effect the novation as soon as reasonably practicable after such approval is granted. In the event that such novation is effected, Forests will be released from all rights and obligations that it has under this Agreement.

1.14 The following new section 4 shall be inserted:

4. **FORECASTS**

4.1 By 1 September of each year, NST, Pulpco and/or Paperco as the case may require ("**Purchaser**") will provide to Forests rolling 10 year forecasts of its best estimate of the anticipated volume of pulp logs, pulpwood and arisings or thinnings and wood chips ("**Wood Fibre**") required by it, both in total and pursuant to this Agreement and the Inter-Division Agreement between FCF and TPP dated 5 October 1999 ("**Wood Supply Agreements**"), to satisfy the Purchaser's requirements for each year from 1 April to 31 March ("**Supply Year**") in such 10 year forecast, including details of the wood types required. The first of such 10 year forecasts, commencing for the 2001/2002 Supply Year, is attached as schedule 1 to the variation agreement by which this clause was inserted, and is in substitution for schedule 5.3 of the Implementation Agreement.

4.2 Forests shall, if the volumes of Wood Fibre available under the Wood Supply Agreements are less than those contained in the forecast provided by the Purchaser, use its best endeavours to supply the volume of Wood Fibre required by the Purchaser in preference to other customers (including invoking force majeure clauses against those customers if it is legally able to do so).

4.3 The Purchaser will, during the first month following the execution of the Variation Agreement between FCF, FCFM and NST ("**Commencement Date**"), provide Forests with a forecast of the quantity of Wood Fibre required by the Purchaser both in total and pursuant to the Wood Supply Agreements, to meet the Wood Fibre requirements of the Purchaser for the 24 month period commencing on the Commencement Date. This forecast will have the following consequences:

(a) The quantity of Wood Fibre specified for the first three months following the Commencement Date will be a binding commitment.

(b) The quantity of Wood Fibre specified for the second three months from the Commencement Date will be a firm estimate.

(c) The quantity of Wood Fibre specified for the last 18 months will be a best estimate.

4.4 The Purchaser will, by the third Thursday of each subsequent month during the term of this agreement ("third week point"), meet with FCF to revise the rolling 24 month forecast such that there are always (on a rolling monthly basis):

(a) binding commitments for the next three months ("First Quarter");

(b) firm estimates for the subsequent three months ("Second Quarter");

(c) best estimates for the following 18 months (third to eighth quarters respectively).

For the avoidance of doubt, at any third week point:

(d) the binding commitments for the quantities of Wood Fibre to be supplied in the first two months of the First Quarter; and

(e) the firm estimates for the quantities of Wood Fibre to be supplied in the first two months of the Second Quarter,

have already been given and are unable to be altered other than (in the case of firm estimates) by the amounts set out in paragraph (g) of this clause or by mutual agreement. At the conclusion of the third week forecast revision meeting, the firm estimate of month three of the First Quarter shall be revised and become a binding commitment and the best estimate for month three of the Second Quarter shall be revised and become a firm estimate.

For the purposes of this agreement:

(f) binding commitments mean unconditional agreements; and

(g) firm estimates mean volume agreements that may be increased or decreased at a forecast revision meeting by no more than a cumulative total of 10% from their volumes when they initially became firm estimates before becoming binding commitments, provided that the total volume of Pulpwood provided in each of the years ending on 31 March pursuant to this Agreement shall not exceed the Maximum Pulpwood.

4.5 The forecasting regime set out in this section 4 replaces section 6 of the Implementation Agreement (as incorporated into this agreement) to the extent that section 6 relates to forecasting.

1.15 The following new section 5 shall be inserted:

5. CHANGES IN REQUIREMENTS

5.1 Forests will sell and the Purchaser will buy in each month the quantity of fibre stated to be a binding commitment pursuant to the forecasting provisions in section 4, subject to the following:

(a) If the Purchaser requires less volume than is in any binding commitment then the following shall apply:

(i) The volume not required (but paid for) may substitute for firm estimate volume in the Second Quarter up to the 10% allowance referred to in clause 4.4(g) and may further

substitute for best estimate volume in subsequent quarters. How this "under delivery" is allocated shall be agreed by Forests and the Purchaser (all parties acting reasonably) with the objective of smoothing out such substitution.

(ii) If a significant downturn in the market for pulp and/or paper occurs from that which was envisaged at the time when the forecast was revised resulting in the Purchaser requiring less fibre from Forests than forecast in the First Quarter and/or the Second Quarter, then Forests will provide to the Purchaser the volume of fibre required, and use its best endeavours to sell the fibre not required by the Purchaser to a third party (except where Forests and the Purchaser agree that such volume shall not be resold).

Forests shall bear the price risk on the first 3,500m^3 of fibre per month not required and NST shall bear the price risk on the volume of fibre not required in any month in excess of 3,500m^3. (For the avoidance of doubt, if the volume of fibre which is sold pursuant to this clause is a volume accumulated over a period of more than one month in which the parties agree there are more severe circumstances, then the price risk shall be apportioned according to the individual months' volumes and not as if it were a single volume for the month in which it is sold). Forests shall, on the sale of the fibre, credit the Purchaser with:

(aa) in respect of the first 3,500m^3, an amount equal to the purchase price paid by NST to Forests; and

(bb) in respect of the volume in excess of 3,500m^3, an amount equal to the purchase price received by Forests from the purchaser's after adjusting the purchase price to an equivalent price point as the price paid by Purchaser at the Purchaser's wood yard.

(c) The specifications of the fibre to be supplied pursuant to this agreement are set out in Schedule 1 of the Back-Up Agreement.

If there is a planned substantial change in the specifications of fibre required by the Purchaser, the Purchaser shall notify FCF and the parties shall meet to discuss whether Forests will be able to accommodate the changes using the fibre available under the Wood Supply Agreements. If Forests is unable to do so, the Purchaser may source from third parties any fibre with specifications that Forests is unable to provide without prejudice to the Purchaser's rights under the Wood Supply Agreements.

If Forests wishes to amend the specifications of the fibre supplied to the Purchaser, Forests shall notify the Purchaser and the parties shall meet to discuss whether the changes are acceptable to the Purchaser who shall use reasonable endeavours to accommodate the changes. If the Purchaser is unable to do so:

(i) if the fibre available under the Wood Supply Agreements is able to be harvested, processed, or acquired to meet the specifications required by the Purchaser, the Purchaser may elect whether Forests shall continue to supply the relevant specifications without amendment or to source the relevant volume of fibre from a third party; or

(ii) if the fibre available under the Wood Supply Agreements is not able to be harvested, processed, or acquired to meet the specifications of the Purchaser, the Purchaser may elect to accept the out of specifications fibre or to source the relevant volume of fibre from a third party.

(c) If the Purchaser becomes aware that there is likely to be a reduction of 20% or more in the Purchaser's requirements for the volume forecast pursuant to clause 4.1 the Purchaser shall use all reasonable endeavours to give Forests 12 months notice of such reduction provided that no liability shall arise (including without limitation any obligation to take or pay for the Pulpwood made available for supply by Forests except as set out in clause 5.1 of the Back-Up Agreement) if the Purchaser fails to provide 12 months notice of such reduction.

1.16 The specifications of fibre to be annexed to the Back-Up Agreement as schedule 1 (referred to in clause 5.1(b) in clause 1.9 of this agreement) are annexed to this agreement as schedule 2.

1.17 The following new section 6 shall be inserted:

6. DELIVERY

6.1 The Purchaser will, in respect of the binding commitment for a month, advise Forests on a weekly basis of the quantities of fibre it wants FCF to deliver to the Purchaser's wood yard at the Mill in each week of the month and will provide Forests with daily reviews of the quantity of fibre to be delivered each day.

6.2 If the Purchaser does not have sufficient room at the wood yards at the Mill to store any shortfall rolled forward pursuant to section 5, the Purchaser and Forests will arrange for the shortfall quantity to be measured on a weighbridge and stored off site, the extra cost of such measurement and storage being met by the Purchaser.

1.18 The price of thinnings supplied pursuant to the Back-Up Agreement shall be the price pursuant to the Implementation Agreement, provided that the price of thinnings shall not be less than the floor price of $40 per m³ adjusted quarterly by movements in the consumer price index ("**CPI**"), plus GST.

1.19 If the separation described in clause 1.4.1 occurs, FCF and FCFM agree, upon request, to enter into agreements with Pulpco and/or Paperco on the same terms as set out in the Back-Up Agreement (as amended by this agreement), and to split the fibre between Pulpco and Paperco as Pulpco and Paperco may agree. Such agreements will, if reasonably required by FCF and FCFM having regard to the shareholders' funds of Pulpco and/or Paperco, contain a retention of title clause. The parties will use their best endeavours, and take all steps reasonably necessary to enter into any such agreements as soon as reasonably practicable.

2. VARIATION TO THE INTER-DIVISION AGREEMENT

2.1 FCF and NST agree that the Inter-Division Agreement shall be varied as set out in this section 2.

2.2 All references in the Inter-Division Agreement to TPP shall be deleted and replaced with NST.

2.3 The following shall be inserted as a new clause 1.5A:

NST agrees that the maximum pulplogs, endings and thinnings that it shall require in total under clause 1.5 of the Inter-Division Agreement and under the Tarawera Agreement shall be 300,000m³, provided that:

[a] NST may elect to require the wood to be supplied under the Tarawera Agreement first if this does not conflict with the reasonable harvesting cycle of FCF;

(b) the pulplogs, endings and thinnings meet the definition of Pulplogs set out in clause 1.5B of this Inter-Division Agreement; and

(c) Billets, as defined in the Pulplog Specifications annexed as schedule 2 to the variation agreement by which this clause was varied, shall make up no more than 10% of the total volume of Pulplogs actually supplied in any week.

For the avoidance of doubt, references to pulpwood have been deleted from the Inter-Division agreement, as pulpwood includes pulplogs and chips, and chips are dealt with separately.

2.4 The following shall be inserted as a new clause 1.5B:

"**Pulplogs**" means logs that meet the specifications set out in the specifications of fibre annexed to the variation agreement by which this clause was inserted as schedule 2.

2.5 The following shall be inserted as a new clause 1.12A:

NST will be entitled to 100% of the sawmill chips produced by any sawmills that FCF owns or operates from time to time in addition to those referred to in clause 1.9 to 1.12 above, and subject to the same conditions as referred to in clause 1.9 to 1.12 above.

2.6 The subheading "Separation of NST" shall be inserted after clause 1.15, and the following new clauses 1.15A and 1.15B shall be inserted:

1.15A Norske Skog ASA is investigating the separation of NST by way of sale of its pulp assets. Following the separation, the paper assets will be held by NST and the pulp assets may be held by a new company ("Pulpco"). Pulpco may subsequently transfer the pulp assets, or the shares in Pulpco may be transferred, to an entity that is not a Related Company (as that term is defined in the Companies Act 1993) of NST. NST may subsequently transfer the paper assets, or the shares in NST may be transferred, to an entity that is not a Related Company of NST (in which case the entity holding the paper assets is hereinafter called "Paperco").

1.15B If the separation described in clause 1.15A occurs, NST may on-sell fibre to Paperco and/or Pulpco, and assign all or part of its interests in, or rights and obligations under, this agreement to Paperco and/or Pulpco. FCF agrees, upon request, to enter into agreements with Paperco and Pulpco on the same terms as set out in the Inter-Division Agreement (as amended by this agreement), which will, if reasonably required by FCF and FCFM having regard to the shareholders' funds of Pulpco and/or Paperco, contain a retention of title clause. The parties will use their best endeavours, and take all

steps reasonably necessary, to enter into any such agreements as soon as reasonably practicable.

1.15C The party enjoying the rights and obligations under this agreement at any time may onsell the fibre provided to it under this agreement to Pulpco and/or Paperco.

2.7 Clause 1.16 of the Inter-Division Agreement shall be amended as follows:

(a) The word "Neither" shall be deleted from the beginning of the clause and shall be replaced with the words "Except in accordance with clause 1.15B, neither".

(b) The last sentence of the clause shall be deleted.

2.8 The following new section 2A shall be inserted:

2A. FORECASTS

2A.1 By 1 September of each year, NST, Pulpco and/or Paperco as the case may require ("Purchaser") will provide to FCF rolling 10 year forecasts of its best estimate of the anticipated volume of pulp logs, pulpwood and prunings or thinnings and wood chips ("Wood Fibre") required by it, both in total and pursuant to this Agreement and the agreement between FCF, NST and Fletcher Challenge Forests (Manufacturing) Limited dated 28 July 2000 ("Wood Supply Agreements"), to satisfy the Purchaser's requirements for each year from 1 April to 31 March ("Supply Year") in such 10 year forecast, including details of the wood types required. The first of such 10 year forecasts, commencing for the 2001/2002 Supply Year, is attached as schedule 1 to the variation agreement by which this clause was inserted.

2A.2 FCF shall, if the volumes of Wood Fibre available under the Wood Supply Agreements are less than those contained in the forecast provided by the Purchaser, use its best endeavours to supply the volume of Wood Fibre required by the Purchaser in preference to other customers (including invoking force majeure clauses against those customers if it is legally able to do so).

2A.3 The Purchaser will, during the first month following the execution of the Variation Agreement between FCF, Fletcher Challenge Forests (Manufacturing) Limited and NST ("Commencement Date"), provide FCF with a forecast of the quantity of Wood Fibre required by the Purchaser both in total and pursuant to the Wood Supply Agreements to meet the Wood Fibre requirements of the Purchaser for the 24 month period commencing on the Commencement Date. This forecast will have the following consequences:

(a) The quantity of Wood Fibre specified for the first three months following the Commencement Date will be a binding commitment.

(b) The quantity of Wood Fibre specified for the second three months from the Commencement Date will be a firm estimate.

(c) The quantity of Wood Fibre specified for the last 18 months will be a best estimate.

2A.4 The Purchaser will, by the third Thursday of each subsequent month during the term of this agreement ("third week point"), meet with FCF to revise the rolling 24 month forecast such that there are always (on a rolling monthly basis):

(a) binding commitments for the next three months ("First Quarter");

(b) firm estimates for the subsequent three months ("Second Quarter");

(c) best estimates for the following 18 months (third to eighth quarters respectively).

For the avoidance of doubt, at any third week point:

(d) the binding commitments for the quantities of Wood Fibre to be supplied in the first two months of the First Quarter; and

(e) the firm estimates for the quantities of Wood Fibre to be supplied in the first two months of the Second Quarter

have already been given and are unable to be altered other than (in the case of firm estimates) by the amounts set out in paragraph (g) of this clause or by mutual agreement. At the conclusion of the third week forecast revision meeting, the firm estimate of month three of the First Quarter shall be revised and become a binding commitment and the best estimate for month three of the Second Quarter shall be revised and become a firm estimate.

For the purposes of this agreement:

(f) binding commitments mean unconditional agreements; and

(g) firm estimates mean volume agreements that may be decreased at a forecast revision meeting by no more than a cumulative total of 10% from their volumes when they initially became firm estimates before becoming binding commitments, provided that the total volume of Pulpwood provided in each of the years ending on 31 March pursuant to this Agreement shall not exceed the Maximum Pulpwood.

2.9 The following new section 2B shall be inserted:

2B. CHANGES IN REQUIREMENTS

2B.1 FCF will sell and the Purchaser will buy in each month the quantity of fibre stated to be a binding commitment pursuant to the forecasting provision in section 2A, subject to the following:

(a) If the Purchaser requires less volume than is in any binding commitment then the following shall apply:

(i) The volume not required (but paid for) may substitute for firm estimate volume in the Second Quarter up to the 10% allowance referred to in clause 2A.4(g) and may further substitute for best estimate volume in subsequent quarters. How this under delivery is allocated shall be agreed by FCF and the Purchaser (both parties acting reasonably) with the objective of smoothing out such substitution.

(ii) If a significant downturn in the market for pulp and/or paper occurs from that which was envisaged at the time when the forecast was revised, resulting in the Purchaser requiring less fibre from FCF than forecast for the First Quarter and/or the Second Quarter, then FCF will provide to the Purchaser the volume of fibre required, and use its best endeavours to sell

the fibre not required by the Purchaser to a third party (except where FCF and the Purchaser agree that such volume shall not be resold);

FCF shall bear the price risk on the first 4,000m³ of fibre per month not required and NST shall bear the price risk on the volume of fibre not required in any month in excess of 4,000m³. (For the avoidance of doubt, if the volume of fibre which is sold pursuant to this clause is a volume accumulated over a period of more than one month where there is a significant downturn in the market for pulp and/or paper, then the price risk shall be apportioned according to the individual months' volumes and not as if it were a single volume for the month in which it is sold). FCF shall, on the sale of the fibre credit the Purchaser with:

(aa) in respect of the first 4,000m³, an amount equal to the purchase price paid by NST to FCF; and

(bb) in respect of the volume in excess of 4,000m³, an amount equal to the purchase price received by FCF from the purchaser/s after adjusting the purchase price to an equivalent price point as the price paid by Purchaser at the Purchaser's wood yard.

(b) The specifications of the fibre to be supplied pursuant to this agreement are set out in Schedule 5 of this Inter-Division Agreement.

If there is a planned substantial change in the specifications of fibre required by the Purchaser, the Purchaser shall notify FCF and the parties shall meet to discuss whether FCF will be able to accommodate the changes using the fibre available under the Wood Supply Agreements. If FCF is unable to do so, the Purchaser may source from third parties any fibre with specifications that FCF is unable to provide without prejudice to the Purchaser's rights under the Wood Supply Agreements.

If FCF wishes to amend the specifications of the fibre supplied to the Purchaser, FCF shall notify the Purchaser and the parties shall meet to discuss whether the changes are acceptable to the Purchaser who shall use reasonable endeavours to accommodate the changes. If the Purchaser is unable to do so:

(i) if the fibre available under the Wood Supply Agreements is able to be harvested, processed or acquired to meet the specifications required by the Purchaser, the Purchaser may elect whether FCF shall continue to supply the relevant specifications without amendment or to source the relevant volume of fibre from a third party; or

(ii) if the fibre available under the Wood Supply Agreements is not able to be harvested, processed or acquired to meet the specifications of the Purchaser, the Purchaser may elect to accept the out of specifications fibre or to source the relevant volume of fibre from a third party.

(c) If the Purchaser becomes aware that there is likely to be a reduction of 20% or more in the Purchaser's requirements for the volume forecast pursuant to clause 2A.1, the Purchaser shall use all reasonable endeavours to give FCF 12 months notice of such reduction, provided that no liability shall arise (including, without limitation, any obligation to take or pay for the Pulpwood made available for supply by FCF except as set out in clause 2B.1 of the Inter-Division Agreement) if the Purchaser fails to provide 12 months notice of such reduction.

2.10 The specifications of fibre to be annexed to the Inter-Division Agreement as schedule 5 (referred to in clause 2B.1(c) in clause 2.9 of this agreement) are annexed to this agreement as schedule 2.

2.11 The following new section 2C shall be inserted:

2C. DELIVERY

2C.1 The Purchaser will, in respect of the binding commitment for a month advise FCF on a weekly basis of the quantities of fibre it wants FCF to deliver to the Purchaser's wood yard at the Mill in each week of the month and will provide FCF with daily reviews of the quantity of fibre to be delivered each day.

2C.2 If the Purchaser does not have sufficient room at the Purchaser's wood yards at the Mill to store any shortfall rolled forward pursuant to section 2B, the Purchaser and FCF will arrange for the shortfall quantity to be measured on a weighbridge and stored off-site, the extra cost of such measurement and storage being met by the Purchaser.

2.12 The price of thinnings supplied pursuant to the Inter-Division Agreement shall be the price pursuant to the Implementation Agreement, provided that the price of thinnings shall not be less than the floor price of $40 per m³ adjusted quarterly by movements in the CPI, plus gst.

3. TARAWERA AND MATAHINA AGREEMENTS

3.1 Norske Skog ASA is investigating the separation of NST by way of sale of its pulp assets. Following the separation, the paper assets will be held by NST and the pulp assets may be held by a new company ("Pulpco"). Pulpco may subsequently transfer the pulp assets, or the shares in Pulpco may be transferred, to an entity that is not a Related Company (as that term is defined in the Companies Act 1993) of NST. NST may subsequently transfer the paper assets, or the shares in NST may be transferred, to an entity that is not a Related Company of NST (in which case the entity holding the paper assets is hereinafter called "Paperco").

3.2 FCF and NST agree that, if the separation described in clause 3.1 occurs, NST may assign its rights and obligations under the Matahina Agreement to Paperco and/or Pulpco. FCF and NST further agree that the party enjoying the rights and obligations under the Matahina Agreement at any given time may on-sell the fibre provided under the Matahina Agreement to Paperco and/or Pulpco.

3.3 FCF agrees to procure the consent of Tarawera Forests Limited to the assignment of the Tarawera Agreement to Pulpco and/or Paperco if the separation described in clause 3.1 occurs. FCF further agrees to procure the consent of Tarawera Forests Limited to the on-sale of the fibre provided under the Tarawera Agreement by the party enjoying the rights and obligations under the Tarawera Agreement at any given time to Paperco or Pulpco. The consent of Tarawera Forests Limited shall be in the form annexed to this agreement as schedule 3.

3.4 NST agrees to provide forecasts to FCF under the Tarawera Agreement on the same terms as set out in clauses 1.4 and 2.8 of this Variation Agreement (subject to all necessary amendments).

3.5 NST agrees to provide forecasts to FCF under the Matahina agreement on terms to be agreed between the parties.

4. GENERAL

4.1 Except as expressly altered by this variation agreement, the terms of the Inter-Division Agreement and the Back-Up Agreement are confirmed.

4.2 Terms not expressly defined in this variation agreement have the meaning set out in the Wood Supply Agreements.

4.3 This agreement may be executed in two or more counterparts, each of which is to be deemed an original, but all of which together are to constitute one and the same instrument. A party may enter into this agreement by signing any counterpart. The parties acknowledge that this agreement may be executed by an exchange of facsimile copies and execution of this agreement by that means is valid and sufficient execution.

SIGNATURES

NORSKE SKOG TASMAN LIMITED by:

Signature of director	Signature of director
M. F. Oughton	Roger Kempe
Name of director	Name of director

FLETCHER CHALLENGE FORESTS LIMITED by:

Signature of director	Signature of director
I. A. Boyd	
Name of director	Name of director

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED by:

Signature of director	Signature of director
I. A. Boyd	
Name of director	Name of director

SCHEDULE ONE

Ten Year Forecast
(clauses 1.16 (ref 4.1) and 2.8 (ref 24.1))

Year	31/03/2002 ('000s)	31/03/2003 ('000s)	31/03/2004 ('000s)	31/03/2005 ('000s)	31/03/2006 ('000s)	31/03/2007 ('000s)	31/03/2008 ('000s)	31/03/2009 ('000s)	31/03/2010 ('000s)	31/03/2011 ('000s)
Part One: BACK-UP AGREEMENT										
Eucalyptus	30	30	30	30	10	10				
Waipa Chip	100	100	100	100	100	100	100	100	100	100
CPT Chip	60	60	60	60	60	60	60	60	60	60
Minor Species	10	10	10	10						
D.fir	30	30	30	30	20	20	20	20	20	20
Radiata Thinnings	130	130	130	130	130	130	130	130	130	130
Radiata Arisings	140	140	140	140	80	80	90	90	90	90
TOTAL	500	500	500	500	400	400	400	400	400	400
Part Two: INTER-DIVISION AGREEMENT										
Sawmill Chip	330	330	330	330	330	330	330	330	330	330
CPY Chip	20	20	20	20	20	20	20	20	20	20
Radiata Thinnings	100	100	100	100	100	100	100	100	100	100
Radiata Arisings	180	180	180	180	180	180	180	180	180	180
TOTAL	630	630	630	630	630	630	630	630	630	630

SCHEDULE 2

Specifications of Fibre

(Clauses 1.8, 1.18, 2.4 and 2.10)

TABLE OF CONTENTS

GENERAL RULES:

1. Loads with **mixed markings**, eg. a blue dot for AG and a blue cross for LK, risk rejection.
2. Tasman will only accept the colour **blue**. Markings in other colours will not be considered.
3. Incorrect blue markings shall not be **'rubbed out'** with blue paint. Silver paint shall be used for rubbing out.
4. **Crosses** in any colour (other than blue ones on LK logs) are not acceptable because they create confusion under lights.
5. There is a maximum **7-day spread** permitted on any load containing fresh groundwood. Loads containing fresh groundwood with a spread of 8 days or more risk rejection. There is no spread limit on kraft wood.
6. The felling date written on the docket must be **the same as that** on the oldest log in the load. If the two dates do not correspond, the load risks rejection for wrong docket information.
7. Clean-up loads containing two log grades must have **'Clean-up Load'** written on the docket. Clean-up loads risk rejection if different log grades are intermingled within a packet. Two dockets are required.
8. Loads containing more than the following risk rejection:
   - **Oversize**: up to one reject log <u>may</u> be permitted per load. Undersized logs <u>may</u> be accepted when used to stabilise load.
   - **Kraft**: up to two reject logs <u>may</u> be permitted per load.
   - **Groundwood**: up to four reject logs <u>may</u> be permitted per load.
   - For all log grades only one **oversize** log <u>may</u> be permitted per load.
9. A single log can only be counted as a reject **once**.
10. All rejected loads should receive a **reject form**. All loads receiving warnings but still allowed into TPP Yard should also receive a reject form.

KRAFT PULP MILL FIBRE SPECIFICATIONS

EXTRA OVERSIZE KRAFT

(To be produced only with a specific order)

Lengths: 3.7m -4.5 m - random. Note shorter lengths.

Diameters: Minimum diameter 100 cm (including sweep), maximum 170cm. SED must be at least 2/3rds LED.

Sweep: Maximum half SED.

Knots: Maximum 60 cm measured across the face. Maximum of 3 knots.

Unacceptable: Forks, rot, Huhu beetle damage, shattered ends, crutches. No more than 1/3" of a spiral down the log length is allowed.

Time-Since-Felling: At least 20% of radiata deliveries shall be fresher than 14 days.

neral: Branches trimmed flush, chamfer cut crutches, shattered ends must be cut back to a clean surface.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

Extra Oversize Radiata	Extra Oversize Eucalyptus.	Extra Oversize Douglas Fir
13/5 XOS 98	13/5 XOH 98	13/5 XOF 98
Felling date Marking XOS Crew No.	Felling date Marking XOV or XOH or XOL Crew No.	Felling date Marking XOF Crew No.

DOCKET INFORMATION

Log Type: Pulp

Grade:
XOS - (Extra Oversize Radiata)
XOV or XOH or XOL - (Extra Oversize Very high, High, or Low density eucalyptus)
XOF - (Extra Oversize Douglas Fir)

Customer: TPP

OVERSIZE KRAFT

Lengths: 3.7m - 6.1 m - random lengths

Diameters: Minimum diameter 65 cm (including sweep), maximum 100cm. SED must be at least half LED.

Sweep: Maximum half SED.

Knots: Maximum 60 cm

Unacceptable: Forks, rot, Huhu beetle damage, shattered ends, crutches. No more than 1/3" of a spiral down the log length is allowed.

Time-Since-Felling: At least 20% of radiata deliveries shall be fresher than 14 days.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be cut back to a clean surface.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet

Oversize Radiata	Oversize Eucalyptus	Oversize Douglas Fir
13/5 OS 98	13/5 OH 98	13/5 OF 98
Felling date Marking OS Crew No.	Felling date Marking OV or OH or OL Crew No.	Felling date Marking OF Crew No.

DOCKET INFORMATION

Log Type: Pulp

Grade: OS (Oversize Radiata)
EOV or EOH or EOL (Eucalyptus Oversize Very high, High or Low density)
OF (Oversize Douglas Fir)

Customer: TPP

D.FIR KRAFT

Lengths:	5.0 m - 8.0 m 8.0 m - 12.2 m
Diameters:	Minimum SED 10 cm. Maximum diameter (including sweep) 65 cm, across any part of the log.
Sweep:	The sweep plus the log diameter must be no more than 65 cm.
Unacceptable:	Forks, rot, Huhu beetle damage, shattered wood.
Time-Since-Felling:	At least 20% of deliveries shall be fresher than 14 days.
General:	Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.
Markings:	As below in blue paint for 1 in 10 logs. Paint both ends of packet.

Douglas Fir


13/5
F
98

Felling Date
Marking "F"
Crew No.

DOCKET INFORMATION

Log Type:	Pulp
Grade:	DF
Customer:	TPF

MINOR SPECIES KRAFT

(Pinus strobus or nigra; to be produced only with a specific order)

Lengths:	3.0 m - 8.0 m 8.0 m - 12.2 m
Diameters:	Minimum SED 10 cm. Maximum diameter (including sweep) 65 cm, across any part of the log.
Sweep:	The sweep plus the log diameter must be no more than 65 cm.
Unacceptable:	Forks, rot, Huhu beetle damage, shattered wood.
Time-Since-Felling:	At least 20% of deliveries shall be fresher than 14 days.
General:	Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point. Flush trimming is *not* essential if wood has been trimmed mechanically.
Markings:	As below in blue paint for 1 in 10 logs. Paint both ends of packet.

Minor species kraft


13/5
O
98

Felling Date
Marking "O"
Crew No.

DOCKET INFORMATION

Log Type:	Pulp	
Grade:	SK	- (Strobus kraft.) or MNP (Corsican/nigra kraft)
Customer:	TPP	

RADIATA KRAFT (CLEARFELL)

Lengths: 3.0 m - 8.0 m, 8.0 m - 12.2 m

Diameters: Minimum SED 10cm
Maximum diameter (incl. sweep) 65 cm.

Sweep: The sweep plus the log diameter must be no more than 65 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood.

Time Since Felling: At least 20% of deliveries shall be fresher than 14 days.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.
MK from north of the ½-Mile Strip only. LS if south of ½-Mile Strip.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

LS
Low density Kraft

Low density kraft from clearfell south of the ½-Mile Strip of any age. Basic density 360-380 kg/m3.


13/5
S
98

Felling Date
Marking "S"
Crew No.

MK
Medium Density kraft

Medium density radiata kraft from clearfell more than 20 years old north of the ½-Mile Strip. Basic density above 380 kg/m3.


13/5
98

Felling Date
Marking "single stripe"
Crew No.

DOCKET INFORMATION

Log Type: Pulp
Grade: LS or MK
Customer: TPP

RADIATA KRAFT (THINNINGS)

Lengths: 3.0 m - 8.0 m 8.0 m - 12.2 m

Diameters: Minimum SED 10cm. Maximum diameter (including sweep) 65 cm

Sweep: The sweep plus the log diameter must be no more than 55 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood.

Time-Since-Felling: At least 20% of deliveries shall be fresher than 14 days.

Acceptable: Flush trimming is *not* essential on LKB and LK grades if wood has been trimmed mechanically.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.
NB: old TG must be regraded to LK only, not LKB or LKX.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

LKB

Age 14 years or younger, from South of Ngamotu Road only.

Must be < 40cm SED.


13/5
L
98

Felling Date
Marking "L"
Crew No.
Average Basic Density 350 +/-25kg/m3.

LK

Age 15 or 16 years old.

Also any top-logs off thinnings 17 years or older.

Also 14 years or younger North of Ngamotu Road or >40cm.


13/5
98

Felling Date
Marking "single X"
Crew No.
Average Basic Density 360 +/-25kg/m3.

LKX

Butt-logs from thinnings aged 17 years or older from any location.
No long lengths.


13/5
98

Felling Date
Marking "double X"
Crew No.
Average Basic Density 370 +/- 25kg/m3.

DOCKET INFORMATION

Log Type: Pulp
Grades: LKB or LK or LKX
Customer: TPP

KRAFT BILLETS

Lengths: 1.8 - 3.0 m

Diameters: Minimum SED 10cm.
Maximum diameter (including sweep) 65 cm.

Sweep: The sweep plus log diameter must be no more than 65 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood.

Time-Since-Felling: At least 20% of deliveries shall be fresher than 14 days.

General: Branches trimmed flush, chamfer cut crutches, no shattered ends.

Markings: Log grade marking with felling date and crew number in blue paint on 1 in every 10 logs. Paint both ends of packet.

BMK (MK radiata)


3/5
98

Felling Date
Single Stripe
Crew No

BLS (LS radiata)


13/5
S
98

Felling Date
Marking "S"
Crew No

BLTF (D.fir)


13/5
F
98

Felling Date
Marking "F"
Crew No

DOCKET INFORMATION

Log Type:	Pulp
Grade:	BMK or BLS (radiata) or BLTF (D.fir)
Customer:	TPP

EUCALYPTUS KRAFT (LOW DENSITY)

Lengths: 3.0 m - 8.0 m; 5.0m - 12.2m

Diameters: LS (low density small): Maximum diameter 40cm, underbark anywhere on the log. Minimum SED 8cm.

LB (low density big): Minimum SED 8cm. Maximum diameter (including sweep) 65 cm. Segregate small logs into LS grade wherever possible.

Sweep: The sweep plus the log diameter must be no more than 65 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood, bark mixed in load.

Acceptable: Sapstain, bark beetle damage, sound dead.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.

Bark: All low density species to be delivered with bark off. Because of this long lengths are acceptable.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

Low Density Small Up to 40 cm	Low Density Big 8-65cm
13/5 LS 98	13/5 LB 98
Felling Date Marking "LS" Crew No	Felling Date Marking "LB" Crew No

Note: 'Low density' means the basic density is between 400-480 kg/m3. Species in this density range include *E. delegatensis, E. regnans, E. fastigata, E. nitens, E. fraxinoides, E. ovata, E. pulchella and E. obliqua*. Species identification to be certified prior to transport to Kawerau.

DOCKET INFORMATION

Log Type: Pulp

Grade: ELS or ELB

Customer: TPP

EUCALYPTUS KRAFT (HIGH DENSITY)

Lengths: 3.0 m - 5.0 m. 6.0 m - 12.2m permitted only if wood is debarked.

Diameters: HS (high density small): Maximum diameter 40cm. underbark anywhere on the log. Minimum SED 8cm.

HB (high density big): Minimum SED 8cm. Maximum diameter (including sweep) 65 cm. Segregate small logs into HS grade wherever possible.

Sweep: The sweep plus the log diameter must be no more than 65 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood.

Acceptable: Sapstain, bark beetle damage, sound dead.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.

Bark: High density species as named below can be delivered bark-on.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

High Density Small LED up to 40 cm	High Density Big 8-65 cm
13/5 HS 98	13/5 HB 98
Felling Date Marking "HS" Crew No	Felling Date Marking "HL" Crew No

Note: High density means the basic density is between 480-640 kg/m3. Species in this density range include *E.botryoides, E.saligna, and E. macarthurii.* Species identification to be certified prior to transport to Kawerau.

DOCKET INFORMATION

Log Type: Pulp
Grade: EHS or EHB
Customer: TPP

EUCALYPTUS KRAFT (VERY HIGH DENSITY)

Lengths: 3.0 m - 8.0 m, 8.0 m - 12.2m

Diameters: VS (very high density small): Maximum diameter 40cm underbark anywhere on the log. Minimum SED 8cm.

VB (very high density big): Minimum SED 8cm. Maximum diameter (including sweep) 65 cm. Segregate small logs into VS grade wherever possible.

Sweep: The sweep plus the log diameter must be no more than 65 cm.

Unacceptable: Forks, rot, Huhu beetle damage, shattered wood.

Acceptable: Sapstain, bark beetle damage, sound dead, bark mixed in load.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.

Bark: All very high density species are to be delivered with bark off. Because of this long log lengths are acceptable.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

Very High Density Small
LED up to 40 cm


13/5
VS
98

Felling Date
Marking "VS"
Crew No

Very High Density Big
8-65 cm


13/5
VB
98

Felling Date
Marking "VB"
Crew No

Note: High density means the basic density is greater than 640 kg/m3. Species in this density range include *E. pilularis, E. globoidea, E. muelleriana, E. eugenoides and E microcorys*. Species identification to be certified prior to transport to Kawerau.

DOCKET INFORMATION

Log Type: Pulp
Grade: EVS or EVB
Customer: TPP

KRAFT CHIP SPECIFICATION (Sawmills and KPP).

Chip thickness is the critical dimension for chips used in the kraft pulping process.

An ideal chip is 4 to 6 mm thick, up to 45 mm long, and free of bark. Chip size is determined by whether or not the chip can fit through a series of 'round-hole-screens' (rhs). Thickness is determined by whether or not the chip can get through a single screen with a series of parallel slots 8mm apart, similar to a grill in an oven.

All percentages in the 'Limits' column below are measured as a fraction of total weight. Figures refer to purchased, screened chip.

Criteria	Definition	Limits	Score (out of 100)
ccepts	Pass through the 45mm round-hole-screen and the 8mm slots, but remain on the 7mm round-hole-screen.	84.6% min.	A minimum score of 85 points is required.
Rejects			
Overthick	Unable to pass through an 8mm slot.	10.0% max.	Up to 40 points if under limit.
Fines	Pass through a 3mm round-hole-screen	0.4% max.	Up to 40 points if under limit.
Pins	Pass through a 7mm round-hole-screen but not 3mm.	4.5% max.	Up to 10 points if under limit.
Overlength	Unable to pass through a 45mm round-hole-screen.	0.5% max.	Up to 5 points if under limit
Bark	Removed visually from sample.	0.4% max.	Up to 5 points if under limit.

Chips shall be delivered fresh with no rot, char or any foreign matter of any description.


4-6 mm thick
Up to 45mm long

KRAFT PULP LOG GRADES AND MARKINGS.

Radiata clearfell	Docket As:	Mark log as:	Blue paint only.
Low Density Kraft logs from c/fell any age, south of 1/2 Mile Strip.	LS, or BLS if billet	S	
Medium Density Kraft from c/fell more than 20 years old, north of 1/2 Mile Strip.	MK, or BMK if billet	Single Stripe	
Oversize Radiata.	OS	OS	
Extra Oversize Radiata.	XOS	XOS	

Radiata thinnings	Docket As:	Mark log as:	Blue paint only.
Low Density Kraft logs from thinnings younger than 14 yrs old from sth of Ngamotu Road.	LKB	Blue L	
Low Density Kraft logs from thinnings 15-16 yrs old from sth of Ngamotu Road. Also from thinnings younger than 14 yrs from nth of Ngamotu Road.	LK	Blue Cross	
Low Density Kraft logs from thinnings 17 years or older from sth of Ngamotu Rd. Also from thinnings 15 yrs or older from nth of Ngamotu Rd.	LKX	Blue Double Cross	

Douglas Fir clearfell and thinnings	Docket As:	Mark log as:	Blue paint only.
Douglas fir Kraft	DF, or BLTF if billet	F	
Douglas Fir Oversize Kraft	OF	OF	
Douglas Fir Extra Oversize Kraft	XOF	XOF	

Minor species clearfell	Docket As:	Mark log as:	Blue paint only.
Minor species kraft	SK (Strobus Kraft) or MNR (corsican/nigra)	Blue C	

Eucalyptus clearfell and thinnings	Docket As:	Mark log as:	Blue paint only.
Eucalyptus Low Density Kraft (up to 40cm diameter)	ELS	LS	
Eucalyptus Low Density Kraft (8cm to 65cm)	ELB	LB	
Eucalyptus High Density Kraft (up to 40cm diameter)	EHS	HS	
Eucalyptus High Density Kraft (8cm to 65cm)	EHB	HB	
Eucalyptus Very High Density Kraft (up to 40cm diameter)	EVS	VS	
Eucalyptus Very High Density Kraft (8cm to 65cm)	EVB	VB	
Eucalyptus Oversize kraft	EOV or EOH or EOL	OV or OH or OL	
Extra Oversize Eucalyptus kraft	XOV or XOH or XOL	XOV or XOH or XOL	

MECHANICAL PULP MILL FIBRE SPECIFICATIONS

RADIATA GROUNDWOOD

Lengths: 5.0 m - 8.0 m; 8.0 m - 12.2 m

Diameters: Minimum SED 10cm.
Maximum diameter 40 cm underbark anywhere on log.

Sweep: A maximum sweep up to 1/10th of log length is permitted. No kink restrictions.

Unacceptable: Forks, rot, insect damage, shattered wood.

Time-Since-Felling: Summer season: 13-21 days inclusive.
Winter season: 13-28 days inclusive.
0-7 days TSF for thinnings called T1 for high-brightness paper.
The difference between the oldest and the youngest fell date within any load shall not exceed 7 days.
N.B: Maximum and minimum TSF may be changed from time to time.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

AG	SG	TG
Arisings Groundwood from high-density trees 20 years or older.	Southern Groundwood from low density trees 20 years or older.	Thinnings Groundwood from trees less than 20 years old.
13/5 98	13/5 98	13/5 98
Felling Date Marking: one dot Crew No Average Basic Density 410 +/-25kg/m3.	Felling Date Marking: 2 dots Crew No Average Basic Density 380 +/-25kg/m3.	Felling Date No Marking Crew No Average Basic Density 360 +/-30kg/m3.

DOCKET INFORMATION

Log Type: Pulp
Grade: AG (If higher density Arisings Groundwood.)
SG (If lower density Southern Groundwood.)
TG (If Thinnings Groundwood from trees 19 years or younger.)
Customer: TPP

MINOR SPECIES GROUNDWOOD

Lengths:	3.0 m - 8.0 m 8.0 m - 12.2 m
Diameters:	Minimum SED 10cm. Maximum diameter 40 cm underbark anywhere on log.
Sweep	A maximum sweep up to 1/10th of log length is permitted.
Unacceptable:	Forks, rot, insect damage, shattered wood.
Time-Since-Felling:	Summer season: 13-21 days inclusive. Winter season: 13-28 days inclusive. The difference between the oldest and the youngest fell date within any load shall not exceed 7 days. N.B. Maximum and minimum TSF may be changed from time to time.
General:	Branches trimmed flush, chamfer cut crotches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.
Species	Corsican, Contorta, Taeda, Muricata, Patula, Strobus are MSG. Ponderosa is acceptable as MSG if debarked.
Markings:	As below in blue paint for 1 in 10 logs. Paint both ends of packet.

MSG

13/5.
...
98

Felling Date
Marking: Three dots
Crew No

DOCKET INFORMATION

Log Type: Pulp
Grade: MSG
Customer: FCP

POPLAR GROUNDWOOD

Lengths: 3.6 m - 8.0 m
8.0 m - 12.2 m

Diameters: Minimum SED 10cm.
Maximum diameter 40 cm underbark anywhere on log.

Sweep: A maximum sweep up to 1/10th of log length is permitted.

Unacceptable: Forks, rot, insect damage, shattered wood.

Time Since Felling: Summer season: 0-21 days inclusive.
Winter season: 0-28 days inclusive.

General: Branches trimmed flush, chamfer cut crutches, shattered ends must be trimmed to show a solid face of no less than ½ the log diameter at that point.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

PG

13/5
P
98

Felling Date
Marking: P
Crew No

DOCKET INFORMATION

Log Type:	Pulp
Grade:	PG
Length:	Random short or long
Customer:	TPP

GROUNDWOOD BILLETS

Lengths: 1.8 - 3.0 m.

Diameters: Minimum SED 10cm.
Maximum diameter 40 cm underbark anywhere on log.

Sweep: A maximum sweep up to 1/10th of log length is permitted.

Unacceptable: Forks, rot, insect damage, shattered wood.

Time-Since-Felling: Summer season: 13-21 days inclusive.
Winter season: 13-28 days inclusive.
The difference between the oldest and the youngest fell date within any load shall not exceed 7 days.
N.B: Maximum and minimum TSF may be changed from time to time.

General: Branches trimmed flush, chamfer cut crutches, no shattered ends.

Markings: As below in blue paint for 1 in 10 logs. Paint both ends of packet.

BAG
Billet Arisings Groundwood from high-density trees 20 years or older.


13/5
98

Felling Date
Marking: One Dot
Crew No

BSG
Billet Southern Groundwood from low density arisings trees 20 years or older.


13/5
98

Felling Date
Marking: Two Dots
Crew No

DOCKET INFORMATION

Log Type: Pulp
Grade: BAG or BSG
Customer: TPP

GROUNDWOOD BLOCKS

Lengths:	Minimum length 1.10m. Maximum length 1.20m.
Diameters:	Minimum SED 10cm. Maximum diameter 40 cm underbark anywhere on log.
Sweep	Up to 7 cm maximum over the block length.
Unacceptable:	Forks, rot, insect damage, shattered wood.
Time-Since-Felling:	Summer season: 13-21 days inclusive. Winter season: 13-28 days inclusive. The difference between the oldest and the youngest fell date within any load shall not exceed 7 days. N.B. Maximum and minimum TSF may be changed from time to time.
Bark:	All blocks to be delivered debarked.
General:	Branches trimmed flush, chamfer cut crutches, no shattered ends.
Markings:	Not required.

DOCKET INFORMATION

Log Type:	Pulp
Grade:	BLOCKS
Length:	Fixed short
Customer:	TPP

MECHANICAL PULP CHIP SPECIFICATION.

Chip length is the critical dimension for chips used in the mechanical pulping process.

An ideal chip is 13 to 19 mm long, 3.5mm thick, and free of bark.

Chip size is determined by whether or not the chip can fit through a series of 'round-hole-screens' (rhs). Thickness is determined by whether or not the chip can get through a single screen with a series of parallel slots 8mm apart, similar to a grill in an oven.

All percentages in the 'Limits' column below are measured as a fraction of total weight. Figures refer to purchased, screened chip.

Criteria	Definition	Limits
Accepts	Pass through the 29mm round-hole-screen and the 8mm slots, but remain on the 7mm round-hole-screen.	74.6% min.
Others		
Overthick	Unable to pass through an 8mm slot.	10.0% max.
Fines	Pass through a 3mm round-hole-screen.	0.4% max.
Pins	Pass through a 7mm round-hole-screen but not 3mm.	4.5% max.
Gross Overlength	Unable to pass through a 45mm round-hole-screen.	0.5% max.
Overlength	Pass through the 45mm round-hole-screen but not the 29mm round-hole-screen.	10.0% max.
Bark	Removed visually from sample.	0.4% max.

Chips shall be delivered fresh with no rot, char, or any foreign matter of any description.


4-6 mm thick
7 to 29 mm long.

MECHANICAL PULP LOG GRADES AND MARKINGS.

Log Grade	Docket As:	Mark log as:	Blue paint only.
High density Arisings Groundwood from trees 20 years or older.	AG	One dot	
Low density Southern Groundwood arisings from trees 20 years or older.	SG	Two dots	
Billet Arisings Groundwood.	BAG	One dot	
Billet Southern Groundwood.	BSG	Two dots	
Thinnings Groundwood from trees younger than 20 years.	TG	Nil	
Minor Species Groundwood (Corsican, Contorta, Taeda, Patula, Muricata, Strobus, debarked Ponderosa)	MSG	Three dots	
Poplar Groundwood	PG	P	

SCHEDULE 3

Form of Consent for Tarawera Forests Limited
(Clause 3.3)

Consent of Tarawera Forests Limited

1. It is acknowledged that Fletcher Challenge Industries Limited, the Crown and Maori Investments Limited are the owners of the shares in Tarawera Forests Limited ("TFL"). TFL is a long term supplier of fibre to the Mill.

2. Norske Skog ASA is investigation the separation of Norske Skog Tasman Limited by way of sale of its pulp assets. Following the separation, the paper assets will be held by NST and the pulp assets may be held by a new company ("Pulpco"). Pulpco may subsequently transfer the pulp assets, or the shares in Pulpco may be transferred, to an entity that is not a Related Company (as that term is defined in the Companies Act 1993) of NST. NST may subsequently transfer the paper assets, or the shares in NST may be transferred, to an entity that is not a Related Company of NST (in which case the entity holding the assets is hereinafter called "Paperco").

3. TFL as a party to the Tarawera Agreement consents to:

   (a) The assignment of the Tarawera Agreement from NST to Pulpco and/or Paperco if the separation described in paragraph 2 above occurs; and

   (b) The on-sale of the fibre provided under the Tarawera Agreement by the party enjoying the rights and obligations under the Tarawera Agreement at any given time to Paperco or Pulpco.

EXECUTED on behalf of
TARAWERA FORESTS LIMITED by:

_______________ Director

_______________ Director

Schedule 3: Central North Island

CENTRAL NORTH ISLAND



Auckland
(included)
Tauranga
Napier
(included)
Wanganui
(included)
Wellington

Schedule 4: Minimum Volumes

1. If the Supplier does not complete the Tarawera Purchase, then the parties shall consult for a period of 10 Business Days beginning one month before each fifth anniversary of the Commencement Date during the Committed Period and , in respect of the first five Contract Years, for 10 Business Days prior to the Principal Completion Date (each such five year period being a **Measurement Period**) in an attempt to agree the expected Total Capacity, Tarawera Capacity and Kiwi Capacity in each Contract Year during the relevant Measurement Period.

2. For the purposes of this Schedule 4:

   (a) **Total Capacity** is the aggregate of the Tarawera Capacity and the Kiwi Capacity;

   (b) **Tarawera Capacity** is the aggregate capacity of the Tarawera Forest to produce Product in each Contract Year of the Measurement Period (measured in tonnes); and

   (c) **Kiwi Capacity** is the aggregate capacity of the Kiwi Estates to produce Product in each Contract Year of the Measurement Period (measured in tonnes).

3. Once these capacities have been determined, the Tarawera Minimum Volume for each such Contract Year of the Measurement Period shall be as follows:

$$\text{Tarawera Minimum Volume} = \frac{A}{B} \times C$$

Where:

A is equal to the Total Volume minus the volume of Product required to be supplied under the Ancillary NST Pulplog Supply Agreements in the applicable Contract Year as set out in schedule 2 of the Ancillary NST Pulplog Supply Agreements.

B is Total Capacity

C is Tarawera Capacity

4.

   (a) If the Supplier and the Purchaser are unable to agree on any such matters within 10 Business Days of commencing discussions on them, then such matters shall be determined by an Expert in accordance with clause 8.

   (b) The Expert shall apply the following principles in determining each of the Tarawera Capacity, Kiwi Capacity and the Total Capacity:

      (i) A minimum cleartell age of 24 years;

      (ii) An average cleartell age of 26 years;

      (iii) Total volumes in any successive year of harvest to be within +-10% of the previous year;

      (iv) Areas for harvesting shall be in accordance with the original net stocked area as at the date of the Sale and Purchase Agreement disregarding subsequent alteration to such area unless such alteration is outside of the Supplier's control.